Exhibit 10.1

EXECUTION VERSION

Restructuring Support Agreement

March 4, 2026

This Restructuring Support Agreement and the documents attached to this Restructuring Support Agreement collectively describe a proposed restructuring OF cumulus media inc., a delaware Corporation, and Certain of ITS Affiliates and SUBSIDIARIES party hereto on the terms and conditions set forth IN THE Restructuring Term Sheet ATTACHED hereto as exhibit a.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER or a solicitation WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 or Section 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS Restructuring Support Agreement IS A SETTLEMENT PROPOSAL TO CERTAIN holders of company claims/interests IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS Restructuring Support Agreement IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL CONSTITUTE OR BE CONSTRUED TO BE AN ADMISSION OF FACT OR LIABILITY.

THIS Restructuring Support Agreement DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS and conditions SET FORTH IN THIS RESTRUCTURING SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits and schedules to this agreement, collectively, this “Agreement”) is made and entered into as of February 27, 2026 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (iii) of this preamble, a “Party” and, collectively, the “Parties”):1

i.	Cumulus Media Inc., a corporation organized under the Laws of Delaware (the “Company”), and each of its direct and indirect subsidiaries set forth on Schedule 1 attached to this Agreement (each a “Company Party” and, collectively with the Company, the “Company Parties”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 of this Agreement (including the Restructuring Term Sheet).

ii.	the undersigned holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, certain of the outstanding 2029 Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties and counsel to the Ad Hoc Group (collectively, the “Consenting 2029 Term Loan Lenders”); and

iii.	the undersigned holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, certain of the outstanding 2029 Notes Claims that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties and counsel to the Ad Hoc Group (collectively, the “Consenting 2029 Noteholders” and, together with the Consenting 2029 Term Loan Lenders, the “Consenting 2029 Holders”).

RECITALS

WHEREAS, the Parties have in good faith and at arm’s length negotiated certain transactions with respect to the Company Parties’ capital structure and other matters on the terms set forth in this Agreement and in the Restructuring Term Sheet attached as Exhibit A to this Agreement (such transactions, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions through the Debtors commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and effectuating the Restructuring Transactions by means of the Plan (the cases commenced by the Debtors in the Bankruptcy Court, the “Chapter 11 Cases”);

WHEREAS, on the date hereof the Company Parties and the Consenting 2029 Holders have agreed to the principal terms and conditions of the Restructuring Transactions, as set forth in this Agreement (including the Restructuring Term Sheet);

WHEREAS, on the date hereof, the Consenting 2029 Holders collectively hold 72.05% of the 2029 Debt Claims;

WHEREAS, the Parties have agreed to support the Restructuring Transactions subject to and in accordance with the terms of this Agreement (including the Restructuring Term Sheet) and desire to work together to complete the negotiation of the terms of the documents and the completion of each of the actions necessary or desirable to effect the Restructuring Transactions;

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement (including the Restructuring Term Sheet).

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound, agrees as follows:

AGREEMENT

Section 1.        Definitions and Interpretation.

1.01.            Definitions. The following terms shall have the following definitions:

“2020 Declaratory Ruling” means the Declaratory Ruling in MB Docket 19-143 adopted by the FCC with respect to the Company on May 29, 2020.

“2026 Debt Claims” means, collectively, any Claim on account of (a) those certain term loans maturing in 2026 incurred under that certain Credit Agreement, dated as of September 26, 2019, by and among Intermediate Holdings, Holdings, and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time and (b) the 6.75% senior notes due 2026 issued pursuant to that certain Indenture, dated as of June 26, 2019, by and among Holdings, as issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“2029 Agent” means Bank of America, N.A., in its capacity as administrative agent under the 2029 Credit Agreement, and any successor agent thereto.

“2029 Credit Agreement” means that certain Credit Agreement, dated as of May 2, 2024, by and among Holdings and certain of its subsidiaries, as borrowers, the 2029 Agent, Intermediate Holdings, as guarantor, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“2029 Debt Documents” means the 2029 Credit Agreement and the 2029 Notes Indenture.

“2029 Debt Claims” means, collectively, the 2029 Term Loan Claims and the 2029 Notes Claims.

“2029 Notes Claims” means any Claim on account of the 2029 Notes.

“2029 Notes” means the 8.00% senior secured first-lien notes due 2029 issued pursuant to the 2029 Notes Indenture.

“2029 Notes Indenture” means that certain Indenture, dated as of May 2, 2024, by and among Holdings, as issuer, the guarantors party thereto, and the 2029 Trustee, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“2029 Term Loan Claims” means any Claim on account of the 2029 Term Loans.

“2029 Term Loans” means the term loans outstanding under the 2029 Credit Agreement.

“2029 Trustee” means U.S. Bank Trust Company, National Association, in its capacity as indenture trustee under the 2029 Notes Indenture, and any successor indenture trustee thereto.

“ABL Agent” means Fifth Third Bank, in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, and any successor agent thereto.

“ABL Commitment Letter” means the commitment letter, as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms to be entered into by the Company Parties, the ABL Agent, and the Consenting ABL Lenders, pursuant to which the ABL Agent and the Consenting ABL Lenders will commit to enter into the Restated ABL Credit Agreement, as set forth therein and in the Restructuring Term Sheet, and which shall be in form and substance reasonably acceptable to the Required Consenting 2029 Holders.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of March 6, 2020, by and among Holdings and certain of its subsidiaries, as borrowers, Intermediate Holdings, as guarantor, the ABL Agent, and the lenders from time to time party thereto, as may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“ABL Facility” means the senior secured asset-based revolving credit facility under the ABL Credit Agreement.

“ABL Facility Claims” means any Claim on account of the ABL Facility.

“ABL Parties” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Ad Hoc Group” means the ad hoc group of Consenting 2029 Holders represented by the Ad Hoc Group Advisors.

“Ad Hoc Group Advisors” means, collectively, (a) Gibson, Dunn & Crutcher LLP, as counsel, (b) Guggenheim Securities, LLC, as financial advisor, (c) Howley Law PLLC, as local counsel, (d) Covington & Burling LLP, as special communications regulatory counsel, and (e) each other counsel, consultant, or advisor selected by the Ad Hoc Group, with the consent of the Company Parties (not to be unreasonably withheld), to provide advice in connection with the Restructuring Transactions.

“Ad Hoc Group Fees and Expenses” means all reasonable and documented fees and expenses incurred by the Ad Hoc Group Advisors in connection with the representation of the Ad Hoc Group, regardless of whether such fees and expenses are incurred before, on, or after the Execution Date, or incurred prior to, on or after the Plan Effective Date, in each case in connection with the negotiation and/or implementation of this Agreement and/or the Restructuring Transactions.

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agents” means, collectively, the 2029 Agent and the 2029 Trustee.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all exhibits and schedules to this Agreement in accordance with Section 15.02 of this Agreement (including the Restructuring Term Sheet).

“Agreement Effective Period” means, with respect to a Party, the period from the RSA Effective Date (or the date after the RSA Effective Date that such Party becomes a Party to this Agreement by executing a Joinder or Transfer Agreement) to the Termination Date applicable to that Party.

“Allowed” means, with respect to a Company Claim/Interest (or any portion thereof) (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Plan Effective Date, to the extent such objection is determined in favor of the respective holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Plan Effective Date; or (c) any Claim or Interest expressly deemed Allowed by the Plan or the Cash Collateral Orders; provided that notwithstanding the foregoing, the Reorganized Debtors will retain all Claims and defenses with respect to Allowed Claims or Interests that are reinstated or otherwise unimpaired pursuant to the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

“Alternative Transaction Proposal” means any written or oral inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing (including any debtor-in-possession financing or exit financing), use of cash collateral, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization or liquidation, share exchange, business combination, or similar transaction involving any one or more Company Parties or any Affiliates of the Company Parties or a Claim against or Interest or other interests in any one or more Company Parties or any Affiliates, in each case that is an alternative to and/or materially inconsistent with one or more of the Restructuring Transactions.

“Asset Sales” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Cash Collateral Motion” means a motion authorizing and approving the use of Cash Collateral.

“Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

“Cause of Action” means any action, Claim, cause of action, counterclaim, cross-claim, third-party claim, controversy, remedy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, accrued or unaccrued, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim, counterclaim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) any “lender liability” or equitable subordination Claims or defenses; and (g) the right to object to or otherwise contest any Claims or Interests.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims/Interests” means, collectively, any Claim against or Interest in a Company Party.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Company Termination Events” has the meaning set forth in Section 13.02 hereof.

“Confidentiality Agreement” means an executed confidentiality agreement with a Company Party, including with respect to the issuance of a “cleansing letter” or other agreement regarding the public disclosure of material non-public information, in connection with any proposed Restructuring Transaction.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and finally approving the Disclosure Statement and Solicitation Materials, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documents.

“Consenting 2029 Holders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2029 Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2029 Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting ABL Lenders” means the holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, certain of the outstanding ABL Facility Claims that have executed and delivered to counsel to the Company Parties counterpart signature pages to the ABL Commitment Letter, or signature pages to a joinder or transfer agreement (as applicable) to the ABL Commitment Letter.

“Debtors” means the Company Parties identified on Schedule 1 as a “Debtor” that commence Chapter 11 Cases, as agreed by the Company Parties and the Required Consenting 2029 Holders.

“Definitive Documents” means the definitive documents implementing the Restructuring Transactions, including those set forth in Section 3.01 and, in each case, any amendments, supplements or modifications thereof approved in accordance with the terms of this Agreement.

“Disclosure Statement” means the disclosure statement with respect to the Plan in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable Law, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time in accordance with this Agreement.

“Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body, any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Convertible Notes” means the convertible notes issued on the Plan Effective Date pursuant to the Exit Notes Documents.

“Exit Indenture” means the indenture pursuant to which the Reorganized Debtors incur the Exit Convertible Notes on the Plan Effective Date, and that governs the terms of the Exit Convertible Notes.

“Exit Notes Documents” means the Exit Indenture, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents and instruments (including any amendments, restatements, supplements or modifications of any of the foregoing) related to or executed in connection therewith.

“FCC” means the Federal Communications Commission.

“Fiduciary Out Notice” has the meaning set forth in Section 8.01 hereof.

“Final Cash Collateral Order” means the order entered by the Bankruptcy Court authorizing and approving the use of Cash Collateral on a final basis and setting forth the terms and conditions for the use of Cash Collateral.

“Final Order” means, as applicable, an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari or leave to appeal, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari or motion for leave to appeal, or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any comparable Federal Rule of Bankruptcy Procedure or sections 502(j) or 1144 of the Bankruptcy Code may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

“First Day Pleadings” means those motions and proposed court orders that the Company files on or after the Petition Date to have heard by the Bankruptcy Court on an expedited basis at the “first day hearing.”

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator (other than the Bankruptcy Court).

“Holdings” means Cumulus Media New Holdings Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended).

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited partnership units, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Company Party.

“Interim Cash Collateral Order” means the interim order entered by the Bankruptcy Court authorizing and approving the use of Cash Collateral on an interim basis and setting forth the terms and conditions for the use of Cash Collateral.

“Intermediate Holdings” means Cumulus Media Intermediate Inc.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit B providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement. For the avoidance of doubt, any party that executes a Joinder shall be a “Party” under this Agreement as provided therein, subject (solely in the case of any such party that is not a Related Fund of an existing Consenting 2029 Holder) to the consent of the Company Parties and the Required Consenting 2029 Holders.

“Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Body of competent jurisdiction (including the Bankruptcy Court).

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“M&A Transaction” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Milestones” has the meaning set forth in Schedule 2 attached to this Agreement.

“MIP” has the meaning ascribed to such term in the Restructuring Term Sheet.

“New Directors” has the meaning ascribed to such term in the Restructuring Term Sheet.

“New Common Stock” has the meaning ascribed to such term in the Restructuring Term Sheet.

“New Organizational Documents” means the new Organizational Documents of the Reorganized Company and its direct and indirect subsidiaries (as applicable), including any shareholders agreement, registration agreement, or similar document.

“Nielsen Litigation” means that certain civil action captioned Cumulus Media New Holdings Inc. v. The Nielsen Company (US) LLC, No. 1:2025cv08581, currently pending in the United States District Court for the Southern District of New York, and shall further include (a) any and all appellate proceedings related thereto (including, without limitation, Case No. 26-88 in the U.S. Court of Appeals for the Second Circuit), (b) any related counterclaims, cross-claims, or third-party claims, and (c) any formal or informal mediation, arbitration, or settlement negotiations associated with any of the foregoing.

“Organizational Documents” means, with respect to any Company Party, the documents by which such Company Party was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Body.

“Permitted Transaction” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Permitted Transferee” means each transferee of any Company Claims/Interests that meets the requirements of Section 9 of this Agreement.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Body, or any legal entity or association.

“Petition Date” means the first date any of the Debtors commence the Chapter 11 Cases.

“Plan” means the joint chapter 11 plan of the Debtors that embodies the Restructuring Transactions, including all exhibits, annexes, schedules, and supplements thereto (including the Plan Supplement), each as may be amended, supplemented, or modified from time to time in accordance with this Agreement.

“Plan Effective Date” means the first Business Day on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Public Disclosure” has the meaning set forth in Section 15.20 of this Agreement.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers some or all Company Claims/Interests (or enter with customers into long and short positions in some or all Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in Claims against, or Interests in, issuers or borrowers (including debt securities or other debt).

“Regulation S” has the meaning set forth in Section 9.01 of this Agreement.

“Related Fund” means, with respect to a Consenting 2029 Holder, any Affiliates (including at the institutional level) of such Consenting 2029 Holder or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Consenting 2029 Holder, an Affiliate of such Consenting 2029 Holder or by the same investment manager, advisor or subadvisor as such Consenting 2029 Holder or an Affiliate of such Consenting 2029 Holder.

“Reorganized Debtors” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Reorganized Company” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Required Consenting 2029 Holders” means, as of the relevant date, at least four (4) unaffiliated Consenting 2029 Holders holding at least a majority of the 2029 Debt Claims that are held by Consenting 2029 Holders at the relevant time.

“Required Consenting 2029 Holder Termination Events” has the meaning set forth in Section 13.01 hereof.

“Restated ABL Credit Agreement” means the amended and restated senior secured asset-based revolving credit agreement to be entered into on the Plan Effective Date by the Reorganized Debtors and the ABL Agent, which shall be in form and substance reasonably acceptable to the Required Consenting 2029 Holders.

“Restructuring Term Sheet” means the term sheet attached to this Agreement as Exhibit A.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement, which Restructuring Transactions will be implemented by means of the Plan and the other Definitive Documents.

“RSA Effective Date” means the date on which the conditions set forth in Section 2 of this Agreement have been satisfied or waived by the required Party or Parties in accordance with this Agreement.

“Scheduling Motion” means the motion filed with the Bankruptcy Court seeking entry of the Scheduling Order, together with any other pleadings or documents to be filed with the Bankruptcy Court in support of such motion.

“Scheduling Order” means the order of the Bankruptcy Court setting the date of the hearing to seek entry of the Confirmation Order and granting related relief, which Scheduling Order shall be in accordance with this Agreement and the Definitive Documents.

“Secured” means any Claim or portion thereof to the extent (a) secured by a lien on property in which the Debtors have an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code or (b) Allowed, pursuant to the Plan or a Final Order of the Bankruptcy Court, as a secured Claim.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

“Special Warrants” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Team Telecom” means the Committee for the Assessment of Foreign Participation in the U.S. Telecommunications Services Sector, a U.S. government interagency body formalized by Executive Order 13913.

“Termination Date” means the date on which a termination of this Agreement is effective as to a Party in accordance with Sections 13.01, 13.02, 13.04, or 13.05.

“Termination Events” has the meaning set forth in Section 13.02 hereof.

“Transaction Committee” has the meaning set forth in the Restructuring Term Sheet.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement substantially in the form attached to this Agreement as Exhibit C providing, among other things, that a transferee is bound by the terms of this Agreement. For the avoidance of doubt, any transferee that executes a Transfer Agreement shall be a “Party” under this Agreement as provided therein.

1.02.            Interpretation. For purposes of this Agreement:

(a)                in the appropriate context, and unless otherwise specified herein, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)                capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)                unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, that the foregoing shall not be deemed to diminish or otherwise alter the consent rights set forth herein or in the Restructuring Term Sheet, the Plan, or the Cash Collateral Orders;

(d)                unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(e)                unless otherwise specified, all references to “Sections” are references to Sections of this Agreement;

(f)                the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)                captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)                references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)                the use of “include” or “including” is without limitation, whether stated or not;

(j)                unless otherwise specifically stated herein, “dollars” or “$” shall mean lawful money of the United States of America;

(k)                unless otherwise specified, references to “days” shall mean calendar days; and

(l)                references to “counsel to the Consenting 2029 Holders” shall mean each counsel specified in Section 15.10 other than counsel to the Company Parties.

1.03.                Conflicts. To the extent there is a conflict between the body of this Agreement (without reference to the exhibits and schedules hereto), on the one hand, and the Restructuring Term Sheet, or any other exhibits and schedules to this Agreement, on the other hand, the terms and provisions of the Restructuring Term Sheet, or any other exhibits and schedules to this Agreement shall govern. To the extent there is a conflict between the Restructuring Term Sheet and the Plan, the terms and provisions of the Plan shall govern. To the extent there is a conflict between this Agreement (including the Restructuring Term Sheet and any other exhibits and schedules hereto) on the one hand, and the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern.

Section 2.        Effectiveness of this Agreement.

2.01.            This Agreement shall become effective and binding upon each of the Parties on the RSA Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)               each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)               the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties:

(i)                holders of at least two-thirds (66.7%) of the aggregate outstanding 2029 Debt Claims;

(c)               the Company Parties shall have paid all Ad Hoc Group Fees and Expenses for which an invoice has been received by the Company Parties one Business Day before the RSA Effective Date;

(d)               the Company Parties shall have (i)  delivered to counsel to the Ad Hoc Group a certified copy of the resolutions duly adopted by the Board of Directors of the Company formally disbanding and dissolving the Restructuring Committee of the Board of Directors of the Company, such dissolution to be effective substantially concurrently with the RSA Effective Date, (ii) established the Transaction Committee in accordance with the Restructuring Term Sheet, and (iii) appointed the New Directors; and

(e)               counsel to the Company Parties shall have given notice to counsel to the Consenting 2029 Holders in the manner set forth in Section 15.10 hereof (by email or otherwise) that the other conditions to the RSA Effective Date set forth in this Section 2 have occurred.

2.02.            This Agreement shall be effective from the RSA Effective Date until validly terminated pursuant to the terms of this Agreement. If a Consenting 2029 Holder holds, as of the date hereof or thereafter, multiple Company Claims/Interests, such Consenting 2029 Holder shall be deemed to have executed this Agreement in respect of all of its Company Claims/Interests.

Section 3.        Definitive Documents.

3.01.            The Definitive Documents governing the Restructuring Transactions shall include all customary documents necessary to implement the Restructuring Transactions, including, but not limited to:

(a)               the Plan (and any “Definitive Documents” defined therein and not explicitly so defined herein);

(b)               the Confirmation Order;

(c)               the Disclosure Statement;

(d)               the Scheduling Order;

(e)                the Scheduling Motion;

(f)                the Solicitation Materials;

(g)               the Cash Collateral Orders;

(h)               the First Day Pleadings and “second day” pleadings;

(i)                the New Organizational Documents;

(j)                the Plan Supplement (including the Restated ABL Credit Agreement and the Exit Notes Documents);

(k)               documentation related to the New Common Stock and Special Warrants;

(l)                any “key employee” retention or incentive plan and any motion or order related thereto;

(m)              any new or amended employment agreements;

(n)               any order, or amendment or modification of any order, entered by the Bankruptcy Court, and all other documents, motions, pleadings, briefs, applications, orders, agreements, supplements, and other filings by the Debtors, including any summaries or term sheets in respect thereof, that are related to any of the foregoing; and

(o)               all other customary documents delivered in connection with transactions of this type (including, without limitation, any and all material documents necessary to implement the Restructuring Transactions); provided, that any monthly or quarterly operating reports, retention applications, fee applications, fee statements, or declarations in support thereof shall not constitute Definitive Documents.

3.02.            The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain (or shall be deemed to remain) subject to negotiation and completion. Upon completion, the Definitive Documents (including all exhibits, annexes, schedules, amendments and supplements relating to such Definitive Documents) shall be consistent in all respects with the terms of this Agreement (including the Restructuring Term Sheet), as they may be modified, amended, or supplemented in accordance with Section 14 of this Agreement, and the Plan. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance acceptable to the Company Parties and the Required Consenting 2029 Holders; provided, however, that the New Organizational Documents shall be in form and substance acceptable to the Required Consenting 2029 Holders and reasonably acceptable to the Company Parties; provided, further, the Plan, Disclosure Statement, Cash Collateral Orders, Restated ABL Credit Agreement, Confirmation Order, and any other Definitive Document (or any provision thereof), solely to the extent directly affecting the rights or releases of the ABL Parties, shall be reasonably acceptable to the ABL Agent.

Section 4.         Milestones. The Restructuring Transactions shall be implemented in accordance with the Milestones set forth in Schedule 2 attached to this Agreement, which may only be extended or waived with the express prior written consent (email being sufficient) of the Company Parties and the Required Consenting 2029 Holders.

Section 5.        Commitments of the Consenting 2029 Holders.

5.01.            Affirmative Commitments. During the Agreement Effective Period, each Consenting 2029 Holder agrees, in respect of all of its Company Claims/Interests, severally, and not jointly, to:

(a)               timely take all reasonable actions necessary to support, implement, and consummate the Restructuring Transactions, including (as applicable) in connection with: (1) supporting the debtor and third-party releases, injunctions, discharges, indemnities, and exculpation provisions incorporated into the Plan; provided, that such provisions shall be consistent with the terms set forth in this Agreement (including the Restructuring Term Sheet); and (2) voting (as applicable and to the extent solicited) all Company Claims/Interests owned or held by such Consenting 2029 Holder and exercising any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring Transactions or reasonably requested by the Company Parties to implement the Restructuring Transactions; provided that no Consenting 2029 Holder shall be obligated to waive (to the extent waivable by such Consenting 2029 Holder) any condition to the consummation of any part of the Restructuring Transactions set forth in any Definitive Document;

(b)               use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(c)               support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents (as such timeframes may be amended from time-to-time in accordance with this Agreement (including the Restructuring Term Sheet), the Plan, and the Definitive Documents);

(d)               give any notice, order, instruction, or direction to any applicable Agent reasonably necessary to give effect to the Restructuring Transaction; provided, that nothing herein shall require any Consenting 2029 Holder to indemnify the applicable Agent or incur any liability or out-of-pocket costs in connection with giving such notice, order, instruction or direction;

(e)               negotiate in good faith and execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(f)                to the extent any legal, financial, or structural impediment arises that would prevent, hinder, impede, or delay the consummation of the Restructuring Transactions, negotiate in good faith regarding appropriate additional or alternative provisions to eliminate such impediment (without affecting the economic outcome for the Consenting 2029 Holders or other material terms contemplated by this Agreement);

(g)                cooperate in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax-efficient and cost-effective manner as determined by the Company Parties and the Required Consenting 2029 Holders; provided, for the avoidance of doubt, that the foregoing parties intend to structure the Restructuring Transactions to preserve favorable tax attributes to the extent practicable subject to the consent of the Required Consenting 2029 Holders, not to be unreasonably withheld;

(h)                forbear from the exercise of its rights (including any right of set-off) or remedies against any Company Parties it may have under any of the 2029 Debt Documents, and any agreement contemplated thereby or executed in connection therewith, as applicable, and under applicable U.S. or non-U.S. law or otherwise, in each case, with respect to any breaches, defaults, events of defaults, or potential defaults (expressly including, for the avoidance of doubt, any such breaches, defaults, events of defaults, or potential defaults occurring during the Agreement Effective Period) by the Company Parties. Each Consenting 2029 Holder specifically agrees that this Agreement constitutes a direction to each of the Agents to refrain from exercising any remedy available or power conferred to any of the Agents against the Loan Parties (as defined in the 2029 Credit Agreement) or the Issuer or Guarantors (as defined in the 2029 Notes Indenture), as applicable, or any of their assets under each of the 2029 Debt Documents, except as necessary to effectuate the Restructuring Transactions. For the avoidance of doubt, nothing in this Section 5.01(h) shall restrict or limit the Consenting 2029 Holders from taking any action permitted or required to be taken hereunder for the purposes of consummating the Restructuring Transactions, including pursuant to any Definitive Document, or the filing of a proof of claim or interest;

(i)                if applicable, use commercially reasonable efforts to obtain any and all required governmental, regulatory, and/or third-party approvals required to be obtained by such Consenting 2029 Holder for the Restructuring Transactions, on the terms contemplated by this Agreement; and

(j)                promptly provide all information requested by the Company’s advisors and take all reasonable steps within their control that are necessary to assist the Company to obtain FCC approval of the Restructuring Transactions, including, without limitation, submission of (i) one or more applications seeking FCC consent for a pro forma involuntary assignment of the Company’s FCC licenses to the Debtors, (ii) one or more applications seeking FCC consent to the transfer of control of the FCC licensee entities (or assignment of the FCC licenses) to an entity to be owned by the holders of 2029 Debt Claims and 2026 Debt Claims as contemplated hereby, and (iii) a petition for declaratory ruling to seek approval of certain foreign holders of equity in the Reorganized Company (if necessary), in each case, as expeditiously as possible, including promptly replying to any inquiries or requests from the Company’s advisors related to the processing of such applications and/or petition, including those requests with respect to information sought by the FCC or Team Telecom.

5.02.            Negative Commitments. During the Agreement Effective Period, each Consenting 2029 Holder agrees, in respect of each of its Company Claims/Interests, severally, and not jointly, that it shall not:

(a)               object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions, including entry of the Cash Collateral Orders and approval of the use of Cash Collateral, and including through instructions to the applicable Agent;

(b)               directly or indirectly solicit, initiate, encourage, endorse, propose, file, support, approve, or vote for any Alternative Transaction Proposal;

(c)               file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleading, or other document with any court) that, in whole or in part, is materially inconsistent with this Agreement;

(d)               exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Interests in the Company Parties including rights or remedies arising from or asserting or bringing any Claims under or with respect to the 2029 Debt Documents other than in accordance with this Agreement or the Definitive Documents;

(e)               initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Plan, or the other Restructuring Transactions contemplated in this Agreement against the Company Parties or the other Parties (other than to enforce this Agreement or any Definitive Document or that is otherwise permitted under this Agreement);

(f)               object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(g)               file or otherwise support, encourage, seek, solicit, pursue, initiate, assist, join or participate in any challenge to the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the Company Claims/Interests (or the liens or collateral in respect thereof) of the Consenting 2029 Holders.

5.03.            Commitments with Respect to Chapter 11 Cases. In addition to the affirmative and negative commitments set forth in Sections 5.01, and 5.02, during the Agreement Effective Period, each Consenting 2029 Holder agrees in respect of all of its Company Claims/Interests, severally, and not jointly, that it shall:

(a)                (i) to the extent such Consenting 2029 Holder is entitled to vote to accept or reject the Plan, (A) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials, and (B) not change, withdraw, amend, or revoke (or cause or direct to be changed, withdrawn, amended, or revoked) any such vote described in the foregoing Section 5.03(a)(i)(A), and (ii) regardless of whether such Consenting 2029 Holder is entitled to vote to accept or reject the Plan, agree to provide or opt into, and to not opt out of or object to, the releases set forth in the Plan consistent with the terms set forth in this Agreement, and not change, withdraw, amend, or revoke (or cause or direct to be changed, withdrawn, amended, or revoked) any such release; provided, that each Consenting 2029 Holder may withhold, revoke, change, or withdraw (or cause to be withheld, revoked, changed or withdrawn) its vote (and upon such revocation, change or withdrawal, such vote shall be deemed void ab initio) in accordance with Section 13.06 if this Agreement has been terminated in accordance with its terms;

(b)               not directly or indirectly, through any person, seek, solicit, propose, support, assist, engage in negotiations in connection with, or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation of votes on the Plan, approval of the Disclosure Statement, the confirmation and consummation of the Plan and the Restructuring Transactions, or the entry of orders regarding the Definitive Documents; provided, that such Disclosure Statement and Plan shall be consistent with the terms set forth in this Agreement;

(c)               support and take all reasonable actions reasonably requested by the Company Parties to facilitate the solicitation, approval of the Disclosure Statement, and confirmation and consummation of the Plan within the timeframes contemplated by this Agreement; provided, that such Disclosure Statement and Plan shall be consistent with the terms set forth in this Agreement;

(d)               support, and not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Chapter 11 Cases that is consistent with this Agreement;

(e)               not object to, join in any objection to, impede, or take any other action to interfere with any motion or other pleading or document filed by the Company Parties in the Bankruptcy Court that is consistent with this Agreement; and

(f)                take all reasonable steps within its control to cooperate with the Company’s advisors to ensure that the ownership structure of Reorganized Company to be proposed in the FCC application(s) (which structure may include, without limitation, the use of voting stock, limited voting stock that would be considered non-attributable for purposes of the FCC’s ownership rules, and Special Warrants to be issued at emergence in lieu of the voting or limited voting stock) complies with (A) the foreign ownership limitations under section 310(b)(4) of the Communications Act of 1934, as amended, and other applicable rules, regulations, and policies of the FCC, including policies regarding waiver of the FCC’s foreign ownership limitations and the terms and conditions of the 2020 Declaratory Ruling, without any declaratory ruling, waiver or other form of special relief, other than relief which permits the holding of Special Warrants that may be issued in lieu of equity and in conformance with applicable FCC rules and policies, and/or (B) any declaratory ruling of the FCC which may be sought to allow, among other things, the non-U.S. ownership of the stock of the Reorganized Company to exceed 4.99%.

Section 6.        Additional Provisions Regarding the Consenting 2029 Holder’s Commitments.

Nothing in this Agreement shall: (a) affect the ability of any Consenting 2029 Holder to consult with any other Consenting 2029 Holder, the Company Parties, the Consenting ABL Lenders, or any other party in interest, including any official committee and/or the United States Trustee (solely to the extent such consultation is consistent with this Agreement and does not delay, interfere with, or impede the Restructuring Transactions); (b) impair or waive the rights of any Consenting 2029 Holder to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transactions; (c) prevent any Consenting 2029 Holder from (i) enforcing this Agreement or any Definitive Documents, (ii) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, or (iii) exercising any rights or remedies under this Agreement or any Definitive Documents; (d) limit the rights of a Consenting 2029 Holder under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, so long as the exercise of any such right is not inconsistent with such Consenting 2029 Holder’s obligations under this Agreement or any Definitive Document; (e) limit the ability of a Consenting 2029 Holder to purchase, sell or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof, and any applicable agreements governing such Company Claims/Interests; (f) constitute a waiver or amendment of any term or provision of the 2029 Debt Documents; (g) require any Consenting 2029 Holder to incur, assume, or become liable for any financial or other liability or obligation other than as expressly described in this Agreement; (h) prevent any Consenting 2029 Holder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Company Claims/Interests or any lien securing any such Claims/Interests (including the filing of proofs of claim); (i) limit the ability of any Consenting 2029 Holder to defend against or assert any rights, claims, and/or defenses with respect to any Cause of Action threatened or commenced against any Consenting 2029 Holder by any third-party; or (j) require any Consenting 2029 Holder to (x) take, or refrain from taking, any action where to do so would breach any law, regulation, order or direction of a Governmental Body or the Bankruptcy Court applicable to such Consenting 2029 Holder, or (y) fail to comply with any antitrust or regulatory obligations applicable to such Consenting 2029 Holder, in each case under clauses (x) and (y), as reasonably determined by such Consenting 2029 Holder in good faith based on advice of counsel (which may include internal counsel); provided, with respect to the foregoing clause (x), solely to the extent such breach cannot be avoided or removed by taking reasonable steps which would not otherwise cause any material disadvantage to such Consenting 2029 Holder.

Section 7.        Commitments of the Company Parties.

7.01.                Affirmative Commitments. During the Agreement Effective Period, subject to Section 8.01 of this Agreement, each of the Company Parties (or their successors in interest, as applicable) agrees to:

(a)                (i) pursue, consummate, and implement the Restructuring Transactions on the terms and in accordance with the Milestones set forth in this Agreement (including the Restructuring Term Sheet), including by negotiating the Definitive Documents in good faith, and (ii) cooperate, as necessary, with the Consenting 2029 Holders to obtain necessary Bankruptcy Court approval of the Definitive Documents to consummate the Restructuring Transactions;

(b)             support and take all actions necessary or reasonably requested by the other Parties to facilitate the solicitation, confirmation, approval, and consummation of the Restructuring Transactions, as applicable, to the extent consistent with the terms and conditions in this Agreement and within the timeframes contemplated by this Agreement (including the Restructuring Term Sheet) and the Plan;

(c)             to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, take all steps reasonably necessary or desirable to eliminate any such impediment, including negotiating in good faith appropriate additional or alternative provisions to address any such impediment, in a manner reasonably acceptable to the Required Consenting 2029 Holders;

(d)             incorporate into the Plan debtor and third-party releases to the extent permitted by applicable law, injunctions, discharge, indemnity, and exculpation provisions consistent with the terms set forth in this Agreement and use commercially reasonable efforts to obtain Bankruptcy Court approval of such provisions;

(e)             if applicable, use commercially reasonable efforts to obtain, or assist the Consenting 2029 Holders in obtaining, any and all required Permits and regulatory and/or third-party approvals for the Restructuring Transactions on the terms contemplated by this Agreement, including regulatory approvals under foreign law as may be applicable, and the HSR Act or similar antitrust regulatory approvals;

(f)             promptly file and take all reasonable steps within their control that are necessary to obtain approval of the FCC to the transactions contemplated hereby, including, without limitation, submission of (i) one or more applications seeking FCC consent for a pro forma involuntary assignment of the Company’s FCC licenses to the Debtors, (ii) one or more applications seeking FCC consent to the transfer of control of the FCC licensee entities (or assignment of the FCC licenses) as contemplated under this Agreement (including the Restructuring Term Sheet), and (iii) a petition for declaratory ruling to seek approval of certain foreign holders of equity in the Reorganized Company (if necessary), in each case, as expeditiously as possible, including (x) promptly replying to any inquiries or requests from the FCC staff related to the processing of such applications and petition, (y) opposing any petitions or other objections filed with the FCC opposing grant of such applications, and (z) coordinating with the Ad Hoc Group Advisors with respect to the foregoing;

(g)             take all reasonable steps within its control to cooperate with the Ad Hoc Group Advisors to ensure that the ownership structure of Reorganized Company to be proposed in the FCC application(s) (which structure may include, without limitation, the use of voting stock, limited voting stock that would be considered non-attributable for purposes of the FCC’s ownership rules, and Special Warrants to be issued at emergence in lieu of the voting or limited voting stock) complies with (i) the foreign ownership limitations under section 310(b)(4) of the Communications Act of 1934, as amended, and other applicable rules, regulations, and policies of the FCC, including policies regarding waiver of the FCC’s foreign ownership limitations and the terms and conditions of the 2020 Declaratory Ruling, without any declaratory ruling, waiver or other form of special relief, other than relief which permits the holding of Special Warrants that may be issued in lieu of equity and in conformance with applicable FCC rules and policies, and/or (ii) any FCC declaratory ruling to allow, among other things, the non-U.S. ownership of the stock of the Reorganized Company to exceed 4.99%;

(h)             promptly and diligently prepare, file, and prosecute any FCC applications and petitions necessary to implement the issuance or conversion (as applicable) of any Special Warrants into New Common Stock of the Reorganized Company or to obtain any required declaratory ruling regarding foreign ownership in accordance with section 310(b)(4) of the Communications Act, including by responding to any inquiries from FCC staff in respect thereof;

(i)              if applicable, use all reasonable efforts to (i) promptly reply to any inquiries or requests from the FCC staff or Team Telecom related to processing of any FCC applications or petitions filed by the Company Parties; (ii) oppose any petitions, objections, or other pleadings filed with the FCC that would reasonably be expected to impede or delay the grant of any FCC applications or petitions filed by the Company Parties; and (iii) coordinate with the Ad Hoc Group Advisors with respect to the foregoing.

(j)              negotiate in good faith, execute, deliver, and perform its obligations under the Definitive Documents in accordance with the terms of this Agreement and any other required agreements to effectuate and consummate the Restructuring Transactions and the transactions contemplated by the Definitive Documents;

(k)             use commercially reasonable efforts to obtain additional support for the Restructuring Transactions from Holders of 2026 Debt Claims, Holders of ABL Facility Claims, and any other holder of Company Claims/Interests and, upon request, consult with the Required Consenting 2029 Holders (including through the Ad Hoc Group Advisors) regarding the status and the material terms of any negotiations with any such stakeholders;

(l)              to the extent applicable, use commercially reasonable efforts to provide counsel to the Consenting 2029 Holders a review period of at least two calendar days prior to the date when the Company Parties intend to file (i) any Definitive Document with the Bankruptcy Court (and if not reasonably practicable, then as soon as reasonably practicable prior to filing), with the filing of such Definitive Document subject to the consent rights set forth in this Agreement, and (ii) any other motion, order or material pleading with the Bankruptcy Court (but excluding monthly or quarterly operating reports, retention applications, fee applications, fee statements, and any declarations in support thereof or related thereto) (and if not reasonably practicable, then as soon as reasonably practicable prior to filing), and, as applicable, consult in good faith with counsel to the Consenting 2029 Holders regarding the form and substance of any such proposed filing and, if requested by counsel to the Consenting 2029 Holders prior to any applicable hearing, any arguments in respect thereof;

(m)            timely object to any motion filed with the Bankruptcy Court by any person (i) seeking the entry of an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a chapter 11 plan or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay the consummation of the Restructuring Transactions;

(n)             timely object to, and not file, any pleading before the Bankruptcy Court seeking entry of an order (i) directing the appointment of an examiner or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (x) is inconsistent with this Agreement in any material respect and (y) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing or delaying the consummation of the Restructuring Transactions;

(o)             timely object to any pleading filed with the Bankruptcy Court or any other court of competent jurisdiction seeking to challenge the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the 2029 Debt Claims or any liens or collateral securing such 2029 Debt Claims;

(p)             promptly (but in any event within three Business Days) notify the Ad Hoc Group Advisors in writing (email being sufficient) of the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority or court of competent jurisdiction, of any Final Order that would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions;

(q)             if the Company Parties know of a breach by any Party (including a Company Party) of such Party’s obligations, undertakings, representations, warranties, or covenants set forth in this Agreement or any other Definitive Document, furnish prompt (but in any event within three Business Days) written notice to counsel to the Consenting 2029 Holders (email being sufficient);

(r)              inform counsel to the Consenting 2029 Holders promptly (and not later than 24 hours) after becoming aware of: (i) any matter or circumstance which it knows, or believes is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of material debt, or securement of material security from or by any person in respect of any Company Party; (iii) the occurrence of any Termination Event under this Agreement of which any Company Party is reasonably aware; or (iv) any representation or statement made or deemed to be made by them, in each case, under this Agreement which any Company Party is reasonably aware is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(s)             except as otherwise expressly set forth in, or otherwise contemplated by, this Agreement, use commercially reasonable efforts to, (i) conduct its businesses and operations only in the ordinary course in a manner that is materially consistent with past practices, any Cash Collateral budget approved in connection with the Cash Collateral Orders, and in compliance with Law, (ii) maintain its physical assets, properties, and facilities in their working order condition and repair as of the Execution Date, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law (ordinary wear and tear and casualty and condemnation excepted), (iii) maintain its books and records in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, (iv) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, (v) maintain its good standing under the Laws of the state or other jurisdiction in which it is incorporated, organized or formed; and (vi) preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees in the ordinary course, in a manner that is consistent in all material respects with past practices, and in compliance with Law;

(t)              cooperate in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax-efficient and cost-effective manner as determined by the Company Parties and the Required Consenting 2029 Holders; provided, for the avoidance of doubt, that the foregoing parties intend to structure the Restructuring Transactions to preserve favorable tax attributes to the extent practicable subject to the consent of the Required Consenting 2029 Holders, not to be unreasonably withheld;

(u)             consistent with the Cash Collateral Orders and this Agreement, pay and reimburse in full in cash in immediately available funds (i) after the Petition Date, subject to any applicable orders of the Bankruptcy Court but without the need to file fee or retention applications, all Ad Hoc Group Fees and Expenses incurred prior to (to the extent not previously paid) on and after the Petition Date, (ii) on the Plan Effective Date, all Ad Hoc Group Fees and Expenses incurred and outstanding in connection with the Restructuring Transactions (including any estimated fees and expenses estimated to be incurred through the Plan Effective Date);

(v)             as reasonably requested by the Required Consenting 2029 Holders (which, in each case, may be through the Ad Hoc Group Advisors), cause management and advisors of the Company Parties to inform and/or confer with the Ad Hoc Group Advisors as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; (ii) the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Restructuring Transactions from each Consenting 2029 Holder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body in connection with the Restructuring Transactions; (iii) the material business and financial performance of the Company Parties; and (iv) in each of the foregoing cases (i)–(iii), provide timely and reasonable responses to reasonable diligence requests with respect to the foregoing, subject to any applicable restrictions and limitations set forth in any confidentiality agreements then in effect;

(w)            seek Bankruptcy Court approval of the Cash Collateral Orders and the Confirmation Order (as applicable);

(x)             provide the Ad Hoc Group with a comprehensive update regarding the status of the Nielsen Litigation no less than once every 14 calendar days;

(y)             promptly (and in any event within three (3) Business Days) notify the Ad Hoc Group Advisors in writing of (i) any pending, threatened (in writing), or commenced litigation, arbitration, governmental investigation, or other proceeding against any Company Party involving claims in excess of $1,000,000, individually or in the aggregate, and (ii) any existing litigation, arbitration, governmental investigation, or other proceeding against any Company Party that results in, or is reasonably likely to result in, claims in excess of $1,000,000, individually or in the aggregate;

(z)             the Transaction Committee shall, after consultation with the Debtors’ management, and no earlier than five (5) Business Days before the anticipated Plan Effective Date, make a good faith determination that, based upon the Debtor’s current and projected financial wherewithal, the Plan remains compliant with Section 1129(a)(11) of the Bankruptcy Code, and such determination shall be delivered to the Ad Hoc Group Advisors; and

(aa)           within five Business Days after receipt by the Company Parties of an invoice therefor, pay in full, in cash, all Ad Hoc Group Fees and Expenses in accordance with this Agreement and the Cash Collateral Orders; provided, that, in the event a Termination Event occurs with respect to the Company Parties, the Company Parties shall remain obligated to pay all Ad Hoc Group Fees and Expenses that are accrued and unpaid as of, and through, such Termination Date.

7.02.         Negative Commitments of the Company Parties. During the Agreement Effective Period, subject to Section 8.01 of this Agreement, each of the Company Parties shall not directly or indirectly:

(a)             take, or encourage any other person or entity to take, any action, directly or indirectly, that would reasonably be expected to breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions, this Agreement, the Confirmation Order, or the Plan;

(b)             take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation, and consummation of, this Agreement, the Restructuring Transactions described in this Agreement or the Definitive Documents;

(c)             amend, supplement, waive, modify, or file a pleading seeking authority to amend, supplement, waive, or modify the Plan or any other Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement;

(d)             execute, agree to execute, file, or agree to file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Definitive Documents, or the Plan;

(e)             sell or otherwise dispose of, or file any motion or application seeking to sell or otherwise dispose of any assets in a transaction or series of related transactions with a fair market value in excess of $250,000 without the prior written consent of the Required Consenting 2029 Holders; provided, however, that the consent of the Required Consenting 2029 Holders shall not be required for any Permitted Transactions;

(f)             enter into, materially modify, materially amend, terminate, assign, or reject (i) any new key employee incentive plan or key employee retention plan or any new or amended agreement regarding executive compensation, or, in the case of an Insider (as defined in the Bankruptcy Code), any other new or amended compensation arrangement or payment (which, in each case, for the avoidance of doubt, shall exclude any existing broad-based Company Party benefit plan providing health or welfare benefits) or (ii) any executory contract or lease (or series of related contracts or leases, or contracts or leases entered into as part of the same or a related transaction) providing for total aggregate payments or liabilities in excess of $3,000,000, in any consecutive 12-month period pursuant to the terms thereof, in each case without the prior consent of the Required Consenting 2029 Holders;

(g)             (i) redeem or make or declare any dividends, distributions, or other payments on account of Interests in the Company or (ii) make any transfers (whether by dividend, distribution, or otherwise) on account of Interests in Company to any direct or indirect parent entity or shareholder of the Company, including on account of any management, advisory, or similar fees;

(h)             authorize, create, or issue any additional Interests in any of the Company Parties other than to the extent necessary to implement the Restructuring Transactions and solely in connection with such implementation;

(i)              amend any of their Organizational Documents in a manner that is inconsistent with this Agreement (including the Restructuring Term Sheet) or the Plan;

(j)              directly or indirectly solicit, initiate, encourage, endorse, propose, file, support, approve, or otherwise promote or advance any Alternative Transaction Proposal;

(k)             pledge, encumber, assign, sell, or otherwise transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Interests in the Company Parties, whether held directly or indirectly, to the extent such pledge, encumbrance, assignment, sale, or other transfer is inconsistent with the Restructuring Transactions and will impair any of the Company Parties’ tax attributes;

(l)              file or otherwise support, encourage, seek, solicit, pursue, initiate, assist, join or participate in any challenge to the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the Company Claims/Interests (or the liens or collateral in respect thereof) of the Consenting 2029 Holders;

(m)            settle, compromise, dismiss, or otherwise reach a final disposition in, or (ii) make any material change to its current legal strategy that would reasonably be expected to have a material impact on the outcome of, any material litigation, including the Nielsen Litigation, without the prior consent of the Required Consenting 2029 Holders;

(n)            enter into any M&A Transaction or Asset Sales (other than the Permitted Transactions) without the prior consent of the Required Consenting 2029 Holders and the Transaction Committee;

(o)             consummate or enter into a definitive agreement evidencing any merger, consolidation, disposition of assets, acquisition of assets, or similar transaction, pays any dividends to the shareholders of Cumulus Media Inc., or incurs any indebtedness for borrowed money, in each case other than (i) dispositions or acquisitions of assets with a fair market value (individually or in the aggregate) of less than $250,000 (ii) the Restructuring Transactions, (iii) the Permitted Transactions, or (iv) with the prior consent of the Required Consenting 2029 Holders.

Section 8.          Additional Provisions Regarding Company Parties’ Commitments.

8.01.          Notwithstanding anything to the contrary in this Agreement, each Company Party and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) consider, respond to, and facilitate access to information in response to unsolicited Alternative Transaction Proposals (but may not solicit any Alternative Transaction Proposals); (b) provide access to non-public information concerning any Company Party to any Entity that (i) provides an unsolicited Alternative Transaction Proposal, (ii) executes and delivers a Confidentiality Agreement (which Confidentiality Agreement shall permit the Company to share any Alternative Transaction Proposals, the status of any discussions, and the identity of any counterparty with the Consenting 2029 Holders), and (iii) requests such information; (c) cooperate with any inquiries or any proposals regarding any unsolicited Alternative Transaction Proposal; and (d) other than in respect of the ABL Commitment Letter, enter into discussions or negotiations with holders of any Company Claim/Interest (including any Consenting 2029 Holder), any other party in interest, or any other Entity regarding the Restructuring Transactions or unsolicited Alternative Transaction Proposals; provided, that the Company Parties shall (w) if any Company Party receives an Alternative Transaction Proposal, provide copies of any such written Alternative Transaction Proposal or a summary of any such oral Alternative Transaction Proposal received by the Company Parties to the Ad Hoc Group Advisors and the ABL Agent no later than one Business Day following receipt thereof by any of the Company Parties, (x) provide prompt updates on the status of discussions regarding any Alternative Transaction Proposal, (y) promptly provide such information as reasonably requested by the Ad Hoc Group Advisors and/or the ABL Agent in connection with any Alternative Transaction Proposal, including any information provided to any party considering proposing an Alternative Transaction Proposal, and (z) upon deciding, in the exercise of their fiduciary duties, to pursue an Alternative Transaction Proposal, provide written notice (email being sufficient) to the Ad Hoc Group Advisors within 24 hours after such determination (such notice, a “Fiduciary Out Notice”). The Company Parties (whether directly or indirectly, through their and/or the Company Parties’ advisors) shall make themselves reasonably available for separate weekly status update calls with the Consenting 2029 Holders and the ABL Agent with respect to the foregoing (it being understood that the foregoing requirements of this Section 8.01 cannot be construed to create any obligations on any of the Company Parties’ advisors to take or refrain from taking any action, absent an express contractual requirement to do so under their respective engagement agreements with the Company Parties, nor can any of the foregoing be construed to override any confidentiality or other obligations existing as of the date hereof owed by any Company Party or its advisors to any Person).

8.02.         Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transactions; or (b) prevent any Company Party from (i) enforcing this Agreement or any Definitive Documents, (ii) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, or (iii) exercising any rights or remedies under this Agreement or any Definitive Documents.

8.03.         Notwithstanding anything to the contrary in this Agreement, all covenants and obligations of the Company Parties set forth in this Agreement shall apply to all direct and indirect subsidiaries and Affiliates of the Company that are either (i) wholly-owned by and/or (ii) under the control of the Company Parties, regardless of whether any such entity is (a) a debtor in the Chapter 11 Cases, (b) specifically identified on Schedule 1, or (c) a signatory to this Agreement. The Company shall cause each such subsidiary and Affiliate to comply with the terms of this Agreement as if such entity were a “Company Party” hereunder.

Section 9.          Transfer of Interests and Securities.

9.01.         During the Agreement Effective Period, no Consenting 2029 Holders shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either: (a)  the Transferee (as defined in Exhibit B) executes and delivers to counsel to the Company Parties and counsel to the Consenting 2029 Holders, at or before the time of the proposed Transfer, a Transfer Agreement; provided, that in the case of the foregoing, the Transferee is either (A) a “qualified institutional buyer,” as defined in Rule 144A under the Securities Act, (B) not a “U.S. person,” as defined in Rule 902 under the Securities Act, and the proposed Transfer is an “offshore transaction,” as defined in Rule 902 under the Securities Act, in compliance with Regulation S under the Securities Act (“Regulation S”), or (C) an institutional “accredited investor,” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) and (13) of the Securities Act or (b) the Transferee is a Consenting 2029 Holder and the Transferee provides notice of such Transfer (including the amount and type of Company Claims/Interests transferred) to counsel to the Company Parties and counsel to the Consenting 2029 Holders at or before the time of the proposed Transfer.

9.02.         Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement only to the extent of the rights and obligations in respect of such transferred Company Claims/Interests, and the Transferee shall be deemed a “Consenting 2029 Holder” (as a “Consenting 2029 Term Loan Lender”; or a “Consenting 2029 Noteholder” as applicable) and a “Party” under this Agreement. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.         This Agreement shall in no way be construed to preclude the Consenting 2029 Holders from acquiring additional Company Claims/Interests. Notwithstanding the foregoing, (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting 2029 Holder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting 2029 Holders) and (b) such Consenting 2029 Holder must provide notice of such acquisition (including the amount and type of Company Claims/Interests acquired) to counsel to the Company Parties and counsel to the Consenting 2029 Holders within five Business Days of such acquisition.

9.04.         This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting 2029 Holder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary in this Agreement, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.          Notwithstanding the restrictions in this Section 9, a Consenting 2029 Holder may Transfer Company Claims/Interests to a Qualified Marketmaker without the requirement that such Qualified Marketmaker execute and deliver a Transfer Agreement in respect of such Company Claims/Interests, so long as such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five Business Days of its acquisition to a Transferee that executes a Transfer Agreement (unless such Transferee is already a Consenting 2029 Holder); provided, that such transfer from the Qualified Marketmaker to a subsequent transferee otherwise complies with this Section 9. To the extent that a Consenting 2029 Holder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting 2029 Holder without the requirement that the Transferee be a Permitted Transferee.

9.06.          Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any Claims in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims, and such grant does not interfere with the applicable Consenting 2029 Holder’s ability to comply with the obligations under this Agreement.

Section 10.        Representations and Warranties of Consenting 2029 Holders. Each of the Consenting 2029 Holders represents, warrants, and covenants to and for the benefit of each other Party, severally, and not jointly, that, as of the Execution Date (or as of the date that it becomes a Party to this Agreement by executing a Joinder or Transfer Agreement), except as provided in, or as otherwise may be limited by, the 2029 Debt Documents:

(a)             (i) it is the sole beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, advisor, or subadvisor for beneficial holders of the Company Claims/Interests reflected in such Consenting 2029 Holder’s signature page to this Agreement, a Transfer Agreement, or Joinder, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement), (ii) it has not Transferred, or agreed to Transfer (other than in accordance with Section 9 of this Agreement), in whole or in part, any Claim or Cause of Action with respect to its Company Claims/Interests that is subject to the releases contemplated by the Restructuring Transactions, and (iii) having made reasonable inquiry, it is not the beneficial or record owner of any Company Claims/Interests other than those reflected in such Consenting 2029 Holder’s signature page to this Agreement, a Transfer Agreement, or Joinder, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement);

(b)             other than pursuant to this Agreement, and subject to any limitation set forth in such Consenting 2029 Holder’s signature page, such Company Claim/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, transfer, or encumbrance of any kind, that would adversely affect in any way such Consenting 2029 Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(c)             it has or, after taking into account the settlement of any pending trades of Company Claims/Interests to which such Consenting 2029 Holder is a party as of the date of this Agreement, will have the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests;

(d)             it has the full power to vote, approve changes to, and Transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

(e)             (i) it is either (A) a “qualified institutional buyer,” as defined in Rule 144A under the Securities Act, (B) not a “U.S. person,” as defined in Rule 902 under the Securities Act, or (C) an institutional “accredited investor,” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) and (13) of the Securities Act, and (ii) any securities acquired by the Consenting 2029 Holder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act, and in the case of any Consenting 2029 Holder that is not a “U.S. person,” as defined in Rule 902 under the Securities Act, in an “offshore transaction,” as defined in Rule 902 under the Securities Act, in compliance with Regulation S; and

(f)             it acknowledges the Company Parties’ representation and warranty that the issuance and sale of the New Common Stock and any other securities issued pursuant to the Plan and the Restructuring Transactions is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder or Regulation S or pursuant to section 1145 of the Bankruptcy Code, as applicable.

Section 11.       Representations and Warranties of Company Parties. Each of the Company Parties represents, warrants, and covenants, jointly and severally, to each other Party that, as of the Execution Date:

(a)             the execution and delivery by it of this Agreement does not result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases of any Company Parties undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its Affiliates is a party;

(b)             the issuance and sale of the New Common Stock and any other securities pursuant to the Plan and the Restructuring Transactions is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder or Regulation S or pursuant to section 1145 of the Bankruptcy Code;

(c)             with respect to each Definitive Document that is a contract to which a Company Party is a party and assuming due authorization, execution and delivery of such Definitive Document by the other parties to such Definitive Document, such Definitive Document, when executed and delivered by the applicable Company Party, will constitute a legal, valid, binding instrument enforceable against such Company Party in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, whether in a proceeding at law or in equity; and

(d)            except as would not materially adversely affect consummation of the transactions contemplated by this Agreement and the Definitive Documents, there are no legal, regulatory or governmental proceedings pending or, to the knowledge of the Company, threatened to which any Company Party is or could be a party or to which any of their respective property is or could be subject.

Section 12.        Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, severally, and not jointly, that, as of the Execution Date and as of the Plan Effective Date:

(a)             it is validly existing and in good standing under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)             except as expressly provided in this Agreement, the Bankruptcy Code, and applicable regulatory approvals, no consent or approval is required by any person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)             the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict with any Law or regulation applicable to it or with any of its certificates of incorporation, bylaws, limited liability company agreements, or other organizational documents;

(d)             except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)             it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(f)             the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part; and

(g)             except as expressly provided by this Agreement, it is not party with the other Parties to this Agreement to any restructuring or similar agreements or arrangements regarding the indebtedness of any of the Company Parties that have not been disclosed to all Parties to this Agreement.

Section 13.        Termination Events.

13.01.        Required Consenting 2029 Holder Termination Events. The Required Consenting 2029 Holders may terminate this Agreement as to all Parties (or as otherwise indicated below) by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof, upon the occurrence of any of the following events (the “Required Consenting 2029 Holder Termination Events”):

(a)             the breach in any material respect by any Company Party or any other Consenting 2029 Holder of any of the representations, warranties, or covenants of such Company Party or such Consenting 2029 Holder, as applicable, set forth in this Agreement that materially and adversely affects such terminating Consenting 2029 Holder(s) and has not been cured (if susceptible to cure) before the earlier of (i) five Business Days after such terminating Consenting 2029 Holders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach and (ii) one calendar day prior to any proposed Plan Effective Date; provided, that this termination right may not be exercised by a Consenting 2029 Holder that is in material breach of this Agreement;

(b)             the Company Parties’ entry into, implementation, modification, amendment, or filing of, or making publicly available, any of the Definitive Documents in a form that does not comply with this Agreement, including Sections 3.01 and 3.02, which has not been cured within one Business Day;

(c)             if (i) any Company Party withdraws the Plan, (ii) any Company Party publicly announces its intention not to support the Plan and/or the Restructuring Transactions, (iii) any Company Party files, publicly announces, or executes a definitive written agreement with respect to an Alternative Transaction Proposal, (iv) any Company Party provides a Fiduciary Out Notice to the Ad Hoc Group Advisors, or (v) any Company Party enters an agreement or indication of a material commitment to pursue (including as may be evidenced by a term sheet, letter of intent, or similar document from or to a Company Party), or publicly announces its intent to pursue, an Alternative Transaction Proposal;

(d)             the issuance by any governmental authority, including the Bankruptcy Court or any regulatory authority or court of competent jurisdiction, of any Final Order that (i)(w) enjoins the consummation of or renders illegal the Restructuring Transactions or any material portion thereof, (x) would have a material adverse effect on the Company Parties’ businesses, (y) with respect to the Required Consenting 2029 Holders’ 2029 Debt Claims, declares any portion of such 2029 Debt Claims or any liens or collateral securing the 2029 Debt Claims invalid, unenforceable, or otherwise contesting the perfection or priority thereof, or (z) with respect to the Required Consenting 2029 Holders’ 2029 Debt Claims, grants any motion seeking avoidance, claw-back, recharacterization or subordination of such 2029 Debt Claims, and (ii) remains in effect for ten Business Days after the Required Consenting 2029 Holders transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; provided, however, that this termination right shall not apply to or be exercised by any Consenting 2029 Holder that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(e)             any of the Definitive Documents, after completion, (i) contain terms, conditions, representations, warranties or covenants that are materially inconsistent with this Agreement (including the Restructuring Term Sheet) and the Plan (ii) shall have been amended or modified in a manner that is inconsistent with this Agreement (including the Restructuring Term Sheet) and the Plan, (iii) shall have been withdrawn, in each case, without the consent of the Required Consenting 2029 Holder(s) as required pursuant to Section 3 hereof that has not been cured (if susceptible to cure) within five Business Days after such terminating Required Consenting 2029 Holder(s) transmit(s) a written notice in accordance with Section 15.10 hereof detailing any of the foregoing;

(f)             if any of the Confirmation Order or the Cash Collateral Orders shall have been materially and adversely reversed, vacated or modified, without the prior written consent of the Required Consenting 2029 Holders as required pursuant to Section 3 hereof;

(g)             any Company Party or other Consenting 2029 Holder terminates this Agreement in respect of itself or another Consenting 2029 Holder, as applicable; provided, however, that a termination by a Consenting 2029 Holder shall constitute a Required Consenting 2029 Holder Termination Event only if, after giving effect to such termination, the Consenting 2029 Holders collectively hold less than two-thirds (66.7%) of the aggregate principal amount outstanding of the 2029 Term Loan Claims or the 2029 Notes Claims, as applicable;

(h)             the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting 2029 Holders in violation of its obligations under this Agreement;

(i)              if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated or permitted by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the immediately preceding clause (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

(j)              a Final Order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Debtors and such order materially and adversely affects any Debtor’s ability to operate its business in the ordinary course or consummate the Restructuring Transactions;

(k)             a Company Party files or directly or indirectly supports another party in filing any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance, recharacterization, or subordination of, any portion of the 2029 Debt Claims held by such Consenting 2029 Holder or asserts any other Cause of Action against such Consenting 2029 Holder, or with respect or relating to such 2029 Debt Claims, the 2029 Debt Documents or any Loan Documents (as such term is defined in the 2029 Credit Agreement), or any First Priority Documents (as such term is defined in the 2029 Notes Indenture), as applicable, or the prepetition liens securing the 2029 Debt Claims or challenging the validity, enforceability, perfection, or priority of, or seeking avoidance, recharacterization, or subordination of, any portion of such Consenting 2029 Holders’ 2029 Debt Claims or asserting any other Cause of Action against such Consenting 2029 Holder, or with respect or relating to such 2029 Debt Claims or the prepetition liens securing such 2029 Debt Claims;

(l)             the occurrence of a termination event under the Cash Collateral Orders, or the termination or modification of any of the Cash Collateral Orders in a manner that is inconsistent with this Agreement;

(m)            any Debtor loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(n)             the Bankruptcy Court enters an order denying confirmation of the Plan, and such order remains in effect for five Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to the Consenting 2029 Holders under the Plan, the Consenting 2029 Holders and the Company Parties shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if the Required Consenting 2029 Holders have agreed to such cure (evidenced in writing, which may be by email) within five Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 13.01(n); provided, further, that nothing contained in this Section 13.01(n) shall be deemed to modify or extend any applicable Milestones;

(o)             the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting 2029 Holders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases, (iii) rejecting this Agreement, or (iv) dismissing one or more of the Chapter 11 Cases;

(p)             any Company Party consents to the standing of any party to assert any cause of action or bring a motion, application, adversary proceeding, or other action or proceeding on behalf of a Debtor challenging the extent, validity, priority and amount of such Consenting 2029 Holders’ 2029 Debt Claim;

(q)             any Company Party files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement or the Definitive Documents, and such motion, pleading, or related document has not been withdrawn, stayed, reversed, vacated or modified to be consistent with this Agreement after ten Business Days of the Company receiving written notice in accordance with Section 15.10 hereof that such motion, pleading, relief or related document is materially inconsistent with this Agreement;

(r)              the Bankruptcy Court grants relief that is materially inconsistent with this Agreement, the Definitive Documents, or the Restructuring Transactions, and such materially inconsistent relief is not stayed, reversed, vacated, or modified to be consistent with this Agreement within seven Business Days after the date of such issuance; except if such relief is granted pursuant to a motion filed by the Consenting 2029 Holders;

(s)             the Bankruptcy Court enters any order finding or stating on the record, on a conclusive basis, that any material term of the Restructuring Transactions is unlawful or unenforceable or cannot be approved and such order or statement has not been stayed, reversed, vacated, or modified to be consistent with this Agreement five Business Days after the date of such issuance;

(t)             any Company Party terminates this Agreement in respect of itself;

(u)             any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of assets, acquisition of assets, or similar transaction, pays any dividends to the shareholders of Cumulus Media Inc., or incurs any indebtedness for borrowed money, in each case other than (i) the Restructuring Transactions, (ii) any disposition or acquisition of assets with a fair market value (individually or in the aggregate) of less than $250,000, (iii) any Permitted Transactions, or (iv) with the prior consent of the Required Consenting 2029 Holders;

(v)             any of the Company Parties enters into (i) any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, or (ii) any executory contract or lease (or series of related contracts or leases, or contracts or leases entered into as part of the same or a related transaction) providing for total aggregate payments or liabilities in excess of $3,000,000, in any consecutive 12-month period pursuant to the terms thereof, in each case other than with the prior consent of the Required Consenting 2029 Holders;

(w)            any of the Company Parties enters into any M&A Transaction or Asset Sales (other than the Permitted Transactions) without the prior consent of the Required Consenting 2029 Holders;

(x)             any of the Company Parties (i) settles, compromises, dismisses, or otherwise reaches a final disposition in, or (ii) makes any material change to its current legal strategy that would reasonably be expected to have a material impact on the outcome of, any material litigation, including the Nielsen Litigation, without the prior consent of the Required Consenting 2029 Holders; or

(y)             the Transaction Committee determines in good faith, in accordance with Section 7.01(z) of this Agreement, that the Debtors do not have the financial wherewithal to comply with Section 1129(a)(11) of the Bankruptcy Code; or

(z)             the failure of the Company Parties to pay Ad Hoc Group Fees and Expenses as and when due in accordance with this Agreement, which has not been cured within three Business Days.

13.02.       Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties (except as otherwise provided below) upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence and continuation of any of the following events (the “Company Termination Events” and together with any Required Consenting 2029 Holder Termination Events, the “Termination Events”):

(a)             the breach in any material respect by one or more of the Consenting 2029 Holders of any of the representations, warranties, or covenants of the Consenting 2029 Holders set forth in this Agreement which (x) has not been cured (if susceptible to cure) before the earlier of (i) five Business Days after the terminating Company Party transmits a written notice in accordance with Section 15.10 of this Agreement detailing any such breach and (ii) one calendar day prior to any proposed Plan Effective Date, and (y) in the case of such a breach by a Consenting 2029 Holder, if, subsequent to such breach, non-breaching Consenting 2029 Holders continue to hold more than two-thirds in aggregate principal amount of each tranche of 2029 Debt Claims, the Company Parties may only terminate this Agreement as to the breaching Parties and their Related Funds;

(b)             the Consenting 2029 Holders entitled to vote on the Plan will have failed to timely vote their Company Claims/Interests in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided, that, this Company Termination Event will not apply if sufficient holders of Claims have timely voted (and not withdrawn) their Company Claims/Interests to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with Section 1126 of the Bankruptcy Code;

(c)             the Required Consenting 2029 Holders give notice of termination of this Agreement pursuant to Section 13.01 hereof;

(d)             the board of directors, member, or such similar governing body of any Company Party determines in good faith, based on the advice of outside counsel, and notifies the Ad Hoc Group Advisors, that proceeding with the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law; provided, that the applicable Company Party provides a Fiduciary Out Notice to the Ad Hoc Group Advisors within two Business Days after the date of such determination;

(e)             the Bankruptcy Court enters an order denying confirmation of the Plan, and such order remains in effect for five Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to the Consenting 2029 Holders under the Plan, the Consenting 2029 Holders and the Company shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if the Required Consenting 2029 Holders have agreed to such cure (evidenced in writing, which may be by email) within five Business Days of such denial, then no Company Party may terminate this Agreement pursuant to this Section 13.03(e); provided, further, that nothing contained in this Section 13.03(e) shall be deemed to modify or extend any applicable Milestones;

(f)             any Consenting 2029 Holder files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement or the Definitive Documents, and such motion, pleading, or related document has not been withdrawn within ten Business Days of the Company receiving written notice in accordance with Section 15.10 of this Agreement that such motion, pleading, or related document is materially inconsistent with this Agreement; or

(g)             the issuance by any governmental authority, including the Bankruptcy Court or any regulatory authority or court of competent jurisdiction, of any Final Order that (i) enjoins the consummation of or renders illegal the Restructuring Transactions or any material portion thereof, and (ii) remains in effect for thirty Business Days after the terminating Company Party transmits a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; provided, however, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

13.03.        Termination Generally. No Party may terminate this Agreement based on an event caused by such Party’s own failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions).

13.04.        Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Required Consenting 2029 Holders and each Company Party.

13.05.        Automatic Termination. This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately upon the occurrence of the Plan Effective Date.

13.06.        Effect of Termination. Except as set forth in Section 15.18 hereof, upon the occurrence of a Termination Date as to a Party, in any capacity, and other than as set forth in Section 13.05 hereof upon an automatic termination of this Agreement, this Agreement shall be of no further force and effect as to such Party, in every capacity, and each Party and its Affiliates subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement, in all capacities and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action, and any releases with respect to such Party will be null and void and without further force or effect; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of or non-performance of its obligations under this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; and (b) any obligations under this Agreement that expressly survive any such termination under this Agreement, including Section 15.18 hereof. Upon the occurrence of a Termination Date prior to the Plan Effective Date, any and all consents, directions, elections or ballots provided or tendered by the Parties subject to such termination with respect to the Restructuring Transactions, in each case before the Termination Date, shall be automatically deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, this Agreement, or otherwise, and such votes or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek an order of a court of competent jurisdiction or consent from the Company Parties or any other applicable Party allowing such change); provided, further, that the Scheduling Order shall provide for such withdrawal or change without Bankruptcy Court approval notwithstanding any requirement in the Bankruptcy Rules requiring permission of the Bankruptcy Court for a Consenting 2029 Holder to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company Parties and the other Parties shall consent to any attempt by such Consenting 2029 Holder to change or withdraw (or cause to change or withdraw) such vote at such time. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting 2029 Holders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (x) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting 2029 Holder, and (y) any right of any Consenting 2029 Holder or the ability of any Consenting 2029 Holder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or other Consenting 2029 Holder. Other than with respect to a termination pursuant to Section 13.02(d), no purported termination of this Agreement shall be effective under this Section 13.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement. Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(d) hereof or any Consenting 2029 Holder’s right to terminate this Agreement in accordance with Section 13.01(c).

13.07.        The Company Parties acknowledge that after the Petition Date, the giving of notice of termination and the exercise of any rights under this Agreement by any Party shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s right to argue that the giving of notice of termination or the exercise of any remedies was not proper under the terms of this Agreement. The Company Parties, to the extent enforceable, waive any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

Section 14.        Amendments and Waivers.

(a)             This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14. Any consent, modification, amendment, supplement, or waiver required to be provided pursuant to this Section 14 may be delivered by email from counsel.

(b)             This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the Required Consenting 2029 Holders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting 2029 Holder as compared to the Company Claims/Interests held by other Consenting 2029 Holder, then the consent of each such affected Consenting 2029 Holder shall also be required to effectuate such modification, amendment, waiver, or supplement.

(c)             Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d)             Notwithstanding anything in this Agreement to the contrary, following the Plan Effective Date and the effective date of any other Definitive Document, any amendments, supplements, or modifications to such Definitive Document shall be in accordance with the terms of such Definitive Document and no longer be subject to the consent or approval rights set forth herein.

(e)             The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15.       Miscellaneous.

15.01.        Acknowledgement.

(a)             Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances of the Plan.

(b)             Notwithstanding any other provision in this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities.  Any such offer will be made only in compliance with all applicable securities Laws, and/or other applicable Law.

15.02.        Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, signature pages, and schedules attached hereto is expressly incorporated in, and made a part of, this Agreement, and all references to this Agreement shall include such exhibits, signature pages, and schedules.

15.03.        Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04.        Complete Agreement.  Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect to the subject matter of this Agreement, other than any Confidentiality Agreement.

15.05.        GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES OF ANY SUCH CONTRACTS. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the U.S. District Court for the Southern District of New York in New York City, New York or the state courts located therein, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of such court; (b) waives any objection to laying venue in any such action or proceeding in such court; and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court, solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

15.06.        Trial by Jury Waiver. Each of the Parties IRREVOCABLY waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of the Parties arising out of OR relating to THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

15.07.        Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08.        Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting 2029 Holders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting 2029 Holders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09.            Successors and Assigns; Third Parties.  Subject to Section 9 hereof, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto, and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to (and does) bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Unless as otherwise expressly stated or referred to herein, there are no third party beneficiaries under this Agreement. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity except as expressly permitted in this Agreement.

15.10.            Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)                 if to a Company Party, to:

Cumulus Media Inc. 780 Johnson Ferry Road NE,
Atlanta, Georgia, 30342
Attn:	Richard Denning, EVP, General Counsel & Secretary
E-mail address:	Richard.Denning@cumulus.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas New York, NY 10019
Attn:	Paul M. Basta, Jacob A. Adlerstein, Kyle J. Kimpler
E-mail address:	pbasta@paulweiss.com
jadlerstein@paulweiss.com
kkimpler@paulweiss.com

(b)                 if to a Consenting 2029 Holder, to the notice address provided on such Consenting 2029 Holder’s signature page with copies to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn:	Scott J. Greenberg, Michael J. Cohen, Stephen D. Silverman
E-mail address:	sgreenberg@gibsondunn.com
mcohen@gibsondunn.com
ssilverman@gibsondunn.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11.            Independent Due Diligence and Decision Making. Each Consenting 2029 Holder hereby acknowledges for the benefit of the other Parties and their respective advisors that it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the securities that may be acquired by it pursuant to the transactions contemplated hereby and has had an opportunity to receive information from the Company Parties and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Each Consenting 2029 Holder hereby further confirms for the benefit of the other Parties and their respective advisors that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties and/or the Restructuring Transactions, and without reliance on any statement of any other Party (or such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Company Parties set forth in this Agreement.

15.12.            No Waiver and Inadmissibility. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, except as set forth in Section 13.05, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties fully reserve any and all of their rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce, or with regards to a breach of, its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.13.            Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.14.            Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of (a) the Company Parties under this Agreement are, in all respects, joint and several, and (b) the Consenting 2029 Holders under this Agreement are, in all respects, several and not joint.

15.15.            Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.16.            Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at Law or in equity shall be cumulative and not alternative. The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

15.17.            Capacities of Consenting 2029 Holders. Each Consenting 2029 Holder has entered into this Agreement on account of all Company Claims/Interests that it holds or beneficially owns (directly or through discretionary accounts that it manages, advises, or subsidiary-advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests. The Parties acknowledge and agree that certain Consenting 2029 Holders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, acknowledge and agree that any obligations set forth in this Agreement of a Consenting 2029 Holder shall only apply to the relevant trading desk specified next to such Consenting 2029 Holder’s name on the signature page hereto, if applicable, and shall not apply to any other affiliate, trading desk, business group or representative of such Consenting 2029 Holder so long as appropriate information barriers are in place within such Consenting 2029 Holder to restrict the sharing of information within such Consenting 2029 Holder.

15.18.            Survival. For the avoidance of doubt, the Parties acknowledge and agree that if this Agreement is terminated, Section 13.06, Section 15, and any defined terms used in such Sections shall survive any termination of this Agreement, and such provisions shall continue in full force and effect in accordance with the terms hereof.

15.19.            Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or any applicable Consenting 2029 Holder, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20.            Public Disclosure. The Company Parties shall deliver drafts to counsel to the Consenting 2029 Holders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement to the general public (each a “Public Disclosure”) at least two Business Days before making any such disclosure, and counsel to the Consenting 2029 Holders shall be authorized to share such Public Disclosure with the Consenting 2029 Holders. Any Public Disclosure shall be reasonably acceptable to the Required Consenting 2029 Holders. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting 2029 Holder (including on the signature pages of the Consenting 2029 Holders, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting 2029 Holder without the prior written consent of such Consenting 2029 Holder or the order of a Bankruptcy Court or other court with competent jurisdiction; provided, however, that notwithstanding the foregoing, the Company Parties shall not be required to keep confidential the aggregate Claims/Interests holdings of all Consenting 2029 Holders, and each Consenting 2029 Holder hereby consents to the disclosure of the execution of this Agreement by the Company Parties, and the terms hereof, in the Plan, the Disclosure Statement filed therewith, and any filings by the Company Parties with the Bankruptcy Court, FCC, or as otherwise required by applicable Law or regulation, or the rules of any applicable stock exchange or regulatory body.

15.21.            Relationship Among Parties.

(a)                 None of the Consenting 2029 Holders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, the Company Parties or their Affiliates, or any of the Company Parties’ or their Affiliates’ creditors or other stakeholders and, other than as expressly set forth in this Agreement, there are no commitments among or between the Consenting 2029 Holders. It is understood and agreed that any Consenting 2029 Holder may trade in any debt or equity securities of the Company Parties without the consent of the Company Parties or any other Consenting 2029 Holder, subject to applicable Laws, applicable provisions of the 2029 Debt Documents, and Section 9 of this Agreement. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting 2029 Holders or the Company Parties shall in any way affect or negate this understanding and agreement.

(b)                 The obligations of each Consenting 2029 Holder are several and not joint with the obligations of any other Consenting 2029 Holder. Nothing contained herein and no action taken by any Consenting 2029 Holder shall be deemed to constitute the Consenting 2029 Holders as a partnership, an association, a joint venture, or any other kind of group or entity, or create a presumption that the Consenting 2029 Holders are in any way acting in concert. The decision of each Consenting 2029 Holder to enter into this Agreement has been made by each such Consenting 2029 Holder independently of any other Consenting 2029 Holder.

(c)                 The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, voting or disposing of any securities of any of the Company Parties. The Consenting 2029 Holders are not part of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended or any successor provision), including any group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), with any other Party. For the avoidance of doubt, neither the existence of this Agreement, nor any action that may be taken by a Consenting 2029 Holder pursuant to this Agreement, shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting 2029 Holders are in any way acting in concert or as such a “group” within the meaning of Rule 13d-5(b)(1). All rights under this Agreement are separately granted to each Consenting 2029 Holder by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Signatures Follow]

Company Parties’ Signature Page to
the Restructuring Support Agreement

Cumulus Media Inc., on behalf of itself and the Company Parties listed on Schedule 2 to the Agreement

By:	/s/ Francisco J. Lopez-Balboa
Name:	Francisco J. Lopez Balboa
Title:	Authorized Signatory

[Company Parties’ Signature Page to Restructuring Support Agreement]

Consenting 2029 Holders Signature Page to
the Restructuring Support Agreement

[Consenting 2029 Holders signature pages are on file with the Company]

[Consenting 2029 Holders Signature Page to Restructuring Support Agreement]

Schedule 1

Company Parties

The following wholly-owned entities shall constitute “Company Parties” under this Agreement

Debtors	Non-Debtors
Cumulus Media Inc.	2-L Corporation
Cumulus Media Intermediate Inc.	CMP Houston-KC LLC
Cumulus Media New Holdings Inc.	Cumulus Licensing Holding Company LLC
IncentRev-Radio Half Off LLC	Cumulus Licensing LLC
Cumulus Media Investments LLC	Nash Country, LLC
Cumulus Intermediate Holdings LLC	KLIF Lico, LLC
Broadcast Software International LLC	KPLX Lico, LLC
Consolidated IP Company LLC	Radio License Holding SRC LLC
Cumulus Radio Holding Company LLC	Radio License Holding CBC, LLC
IncentRev LLC	Radio License Holdings LLC
Cumulus Network Holdings LLC
Cumulus Radio LLC
WBAP-KSCS Assets, LLC
KLIF Broadcasting, LLC
Radio Metroplex, LLC
Cumulus Texas, LLC
Westwood One, LLC
Detroit Radio, LLC
DC Radio Assets, LLC
KLOS-FM Radio Assets, LLC
Chicago FM Radio Assets, LLC
San Francisco Radio Assets, LLC
Chicago Radio Assets, LLC
NY Radio Assets, LLC
Atlanta Radio, LLC
Minneapolis Radio Assets, LLC
LA Radio, LLC
Radio Assets, LLC
WPLJ Radio, LLC
CMP Susquehanna Radio Holdings LLC
CMP Susquehanna LLC
Cumulus Broadcasting LLC
Dial Communications Global Media, LLC
Radio Networks, LLC
Westwood One Radio Networks, LLC
CMP KC LLC
Susquehanna Pfaltzgraff LLC

Debtors	Non-Debtors
Catalyst Media, LLC
Susquehanna Media LLC
Susquehanna Radio LLC
CMI Receivables Funding LLC

Schedule 2

Milestones

The Restructuring Transactions shall be implemented in accordance with the following milestones (the “Milestones”), each of which shall only be extended or waived with the express prior written consent (email being sufficient) of the Required Consenting 2029 Holders and the Company Parties:

1.	The Debtors shall launch solicitation of creditor acceptance of the Plan by no later than March 4, 2026;

2.	The Petition Date shall take place on or before March 4, 2026;

3.	On the Petition Date, the Company Parties shall file the Plan, Disclosure Statement, Scheduling Motion, and the Cash Collateral Motion;

4.	As soon as practicable after the Petition Date, but in any event no later than three days thereafter, the Bankruptcy Court shall enter the Scheduling Order and the Interim Cash Collateral Order;

5.	No later than 30 days after the Petition Date, the Bankruptcy Court shall enter the Final Cash Collateral Order; provided that this Milestone may be extended by the Debtors by up to 25 days if the purpose of such extension is solely to align the hearing on the Final Cash Collateral Order with the Confirmation hearing.

6.	No later than 3 days following the Petition Date, the Debtors shall file a motion, in form and substance acceptable to the Required Consenting 2029 Holders seeking entry of an order authorizing the rejection of the Debtors’ New York office lease pursuant to section 365 of the Bankruptcy Code, with such rejection to be effective nunc pro tunc to the date of the filing of such motion;

7.	No later than 55 days after the Petition Date, the Bankruptcy Court shall enter the Confirmation Order; and

8.	As soon as practicable after entry of the Confirmation Order, but in any event no later than 75 days after entry of the Confirmation Order, the Plan Effective Date shall occur; provided, that this Milestone may be extended by the Debtors for up to an additional 120 days (for a total of 195 days after entry of the Confirmation Order), solely to the extent the Company Parties have otherwise complied with this Agreement (including the Restructuring Term Sheet) and the Definitive Documents and all conditions to the Plan Effective Date have been satisfied other than (i) the receipt of required regulatory or other governmental approvals and (ii) any conditions that, by their nature, can only be satisfied on the Plan Effective Date.

Exhibit A

Restructuring Term Sheet

Execution

CUMULUS MEDIA INC.

RESTRUCTURING TERM SHEET

MARCH 4, 2026

This term sheet (this “Restructuring Term Sheet”) describes the material terms of proposed restructuring transactions (collectively, the “Restructuring Transactions”) for Cumulus Media Inc. (the “Company”) and certain of its direct and indirect subsidiaries (together with the Company, the “Company Parties”). The Restructuring Transactions will be consummated on the terms, and subject to the conditions, set forth in the Restructuring Support Agreement entered into by the Company Parties and the Consenting Stakeholders and to which this Restructuring Term Sheet is appended (as amended, restated, amended and restated, supplemented, or otherwise modified, the “RSA”).1

This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and other definitive documents governing the Restructuring Transactions. Such definitive documents shall satisfy the requirements of all applicable securities laws, the Bankruptcy Code, and this Restructuring Term Sheet.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO SELL OR BUY, OR THE SOLICITATION OF AN OFFER TO SELL OR BUY ANY SECURITIES OR AN ACCEPTANCE OR SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS. NOTHING IN THIS RESTRUCTURING TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION, OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS, AND DEFENSES OF EACH PARTY HERETO. EXCEPT AS SET FORTH IN THE RSA, THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE A COMMITMENT TO PROVIDE, ACCEPT, OR CONSENT TO ANY FINANCING OR OTHERWISE CREATE ANY IMPLIED OR EXPRESS LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON ANY PARTY (OR ANY AFFILIATES OF A PARTY) AT LAW OR IN EQUITY, TO NEGOTIATE OR ENTER INTO DEFINITIVE DOCUMENTATION RELATED TO A RESTRUCTURING OR TO NEGOTIATE IN GOOD FAITH OR OTHERWISE.

THIS RESTRUCTURING TERM SHEET IS CONFIDENTIAL AND IS SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO AND BY THE RECIPIENTS OF THIS RESTRUCTURING TERM SHEET AND THE COMPANY ENTITIES (INCLUDING BUT NOT LIMITED TO ANY OBLIGATION TO INCLUDE THIS RESTRUCTURING TERM SHEET IN THE CLEANSING MATERIALS), AND MAY NOT BE SHARED WITH ANY THIRD PARTY WITHOUT THE CONSENT OF THE REQUIRED CONSENTING 2029 HOLDERS.

This Restructuring Term Sheet, together with the associated Restructuring Support Agreement, is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them elsewhere in this Restructuring Term Sheet or the RSA, as applicable.

Overview of Restructuring Transactions
Summary of Restructuring Transactions

The Company Parties and an ad hoc group of unaffiliated Consenting 2029 Holders (the “Ad Hoc Group”) represented by Gibson, Dunn & Crutcher LLP (“Gibson”) and Guggenheim Securities, LLC (“Guggenheim”) have agreed to support the Restructuring Transactions in accordance with this Restructuring Term Sheet and the RSA.

This Restructuring Term Sheet is attached to and incorporated into the RSA, and each of the Company Parties and the Consenting 2029 Holders consent to the terms and treatment set forth herein and shall be parties to the RSA.

The Restructuring Transactions shall be implemented pursuant to a prepackaged plan of reorganization (the “Plan”) filed in connection with voluntary cases (the “Chapter 11 Cases”) commenced by certain of the Company Parties (such Company Parties that file Chapter 11 Cases, the “Debtors”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The identity of those Company Parties that become Debtors shall also be agreed upon by the Company Parties and the Required Consenting 2029 Holders.

The Debtors, as reorganized pursuant to the Plan shall be referred to as the “Reorganized Debtors” and the Company, as reorganized pursuant to the Plan, which may be a successor to the Company or any entity established to acquire, directly or indirectly, all or a portion of the assets of the Company and/or its direct and indirect subsidiaries, shall be referred to as the “Reorganized Company”.

Current Capital Structure	The current capital structure of the Company Parties is as follows in pertinent part:
	•	ABL Claims. Indebtedness under that certain Credit Agreement, dated as of March 6, 2020 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Cumulus Media Intermediate Inc. (“Intermediate Holdings”), Cumulus Media New Holdings, Inc. (“Holdings”) and certain of its subsidiaries, as borrowers, Fifth Third Bank, as administrative agent and collateral agent (the “ABL Agent”), and the lenders from time to time party thereto (the “ABL Lenders”, and collectively with the ABL Agent, the “ABL Parties”), providing for a senior secured asset-based revolving credit facility (the “Existing ABL Facility”) in an aggregate amount of up to $125 million. As of the date hereof, approximately $55 million in unpaid aggregate principal amount and approximately $5 million in letters of credit is outstanding under the Existing ABL Facility.

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•	2029 Term Loan Claims. Term loans maturing in 2029 (the “2029 Term Loans, and the holders of the 2029 Term Loans, the “2029 Term Loan Lenders”) incurred under that certain Credit Agreement, dated as of May 2, 2024 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “2029 Credit Agreement”), by and among Intermediate Holdings, Holdings and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent (the “2029 Agent”), and the lenders from time to time party thereto. As of the date hereof, approximately $311.8 million in aggregate principal amount of 2029 Term Loans are outstanding under the 2029 Credit Agreement.
•	2029 Notes Claims. 8.00% senior secured first-lien notes due 2029 (the “2029 Notes”, and the holders of the 2029 Senior Notes, the “2029 Noteholders”) issued under that certain Indenture, dated as of May 2, 2024 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “2029 Notes Indenture”), by and among Holdings, as issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “2029 Trustee”). As of the date hereof, approximately $306.4 million in aggregate principal amount of 2029 Notes are issued and outstanding under the 2029 Indenture. The 2029 Term Loans and the 2029 Notes are referred to together herein as the “2029 Debt,” and the 2029 Term Loan Lenders and the 2029 Noteholders are referred to collectively herein as the “2029 Holders.”
•	2026 Term Loan Claims. Term loans maturing in 2026 (the “2026 Term Loans”, and the holders of the 2026 Term Loans, the “2026 Term Loan Lenders”) incurred under that certain Credit Agreement, dated as of September 26, 2019 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “2026 Credit Agreement”), by and among Intermediate Holdings, Holdings and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent (the “2026 Agent”), and the lenders from time to time party thereto. As of the date hereof, approximately $1.2 million in aggregate principal amount of 2026 Term Loans are outstanding under the 2026 Credit Agreement.
•	2026 Notes Claims. 6.75% senior notes due 2026 (the “2026 Notes”, and the holders of the 2026 Senior Notes, the “2026 Noteholders”) issued under that certain Indenture, dated as of June 26, 2019 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “2026 Notes Indenture”), by and among Holdings, as issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “2026 Trustee”). As of the date hereof, approximately $22.7 million in aggregate principal amount of 2026 Notes are issued and outstanding under the 2026 Indenture. The 2026 Term Loans and the 2026 Notes are referred to together herein as the “2026 Debt,” and the 2026 Term Loan Lenders and the 2026 Noteholders are referred to collectively herein as the “2026 Holders.”

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	•	Equity Interests. The shares of common stock of the Company outstanding as of the date on which the Chapter 11 Cases are commenced (the “Petition Date”), including the Class A Common Stock and Class B Common Stock (together, the “Common Stock” and, collectively with any issued and outstanding warrants, interests convertible into, exchangeable for, or otherwise entitling the holders thereof to receive, Common Stock, or other equity interests, such interests together with Common Stock, the “Existing Equity Interests”, and the holders of the Existing Equity Interests, the “Existing Equityholders”).
	•	Intercompany Interests. Direct and indirect interests in certain of the Company’s direct and indirect subsidiaries, other than the Existing Equity Interests (such interests, the “Intercompany Interests”).
Implementation	The Restructuring Transactions will be implemented subject to the terms of this Restructuring Term Sheet and the RSA as follows:
	•	The Company Parties, the Consenting 2029 Holders, or the respective advisors thereto will prepare all documentation necessary to consummate the Plan and commence and administer the Chapter 11 Cases, including, without limitation, the Plan, the Disclosure Statement, the Solicitation Materials, the First Day Pleadings, and all documentation related to the New Common Stock, Special Warrants, and Exit Financing, as applicable, which documentation will be in form and substance consistent with the RSA, including the consent and consultation rights contained therein.
	•	Prior to commencing the Chapter 11 Cases, the Company Parties shall launch a consent solicitation to all 2029 Holders and 2026 Holders, whereby, among other things, the Consenting 2029 Holders will vote to accept the Plan on account of any Claims they hold against the Company Parties.
	•	The effective date of the Restructuring Transactions (the “Effective Date”) will be the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with their terms and the Plan has been substantially consummated.

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	•	On the Effective Date, in accordance with the Amended and Restated Certificate of Incorporation of the Reorganized Company, the Reorganized Company shall issue new Class A Common Stock in the Reorganized Debtors (the “New Common Stock”); provided, that, solely to the extent necessary to obtain the Federal Communications Commission’s approval of the Restructuring Transactions, in lieu of some or all of the New Common Stock to be issued on the Effective Date, the Reorganized Company may issue warrants that are exercisable for New Common Stock (collectively, the “Special Warrants”), in each case, on terms acceptable to the Company and the Required Consenting 2029 Holders.
	•	On the Effective Date, the Reorganized Debtors and the ABL Parties shall enter into an amended and restated ABL Credit Facility (the “Restated ABL Credit Facility”), secured by a lien on the collateral and in the priorities identified on Exhibit B hereto, and otherwise in form and substance consistent with the ABL Commitment Letter and the RSA.
	•	On the Effective Date or as soon as reasonably practicable thereafter, holders of Claims and Interests shall receive the treatment described in this Restructuring Term Sheet.
Use of Cash Collateral	The ABL Agent and Consenting 2029 Holders shall consent to the use of cash collateral pursuant to interim and final cash collateral orders entered by the Bankruptcy Court (the “Cash Collateral Orders”), which orders shall be reasonably acceptable to the Company Parties, the ABL Parties and the Required Consenting 2029 Holders.
Exit Financing / Takeback Debt

On the Effective Date, or as soon as reasonably practicable thereafter, the Company shall cause to be issued $50 million in Exit Convertible Notes (the “Exit Notes”, and together with the Restated ABL Credit Facility, the “Exit Facilities”), the terms, conditions, and structure of which shall reflect the below and be otherwise in form and substance acceptable to the Required Consenting 2029 Holders and the Company Parties. The Exit Convertible Notes shall be secured by a lien on the collateral and in the priority set forth on Exhibit B hereto.

Interest Rate: At the Company’s election either (i) 10.00% payable in kind, or (ii) 8.00% payable in cash, in both cases payable semiannually.

Maturity: All obligations under the Exit Notes shall be due and payable in full on the fifth anniversary of the Effective Date.

Conversion Price / Mechanics: The Exit Notes shall be mandatorily convertible into New Common Stock upon any merger, acquisition, disposition, consolidation, or business combination involving all or substantially all of the Company Parties’ equity, assets, or businesses, in each case, whether in a single transaction or a series of related transactions (each, an “M&A Transaction”). The Exit Notes shall be converted at an exchange price equal to the midpoint of equity value as set forth in the valuation analysis supporting the Plan, taking into account the incurrence of the Exit Notes. The New Common Stock issued under a conversion of the Exit Convertible Notes shall dilute all then-existing equity.

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Call Protection: Callable at par plus accrued interest.

Other: The Exit Notes shall contain affirmative and negative covenants (including in respect of any liability management transactions) and events of default, in each case, as are acceptable to the Company Parties and the Required Consenting 2029 Holders; provided that any such affirmative and negative covenants shall not be more restrictive than those that are expressly included in the Restated ABL Credit Facility, unless otherwise consented to by the ABL Agent.

Asset Sales and Marketing Process	To the extent the Company Parties seek to sell or dispose of any assets, including those designated to be “non-core assets,” prior to the Effective Date (“Asset Sales”), any marketing process associated with such assets will be conducted in accordance with the consent rights set out in the RSA, and any such Asset Sales will be on terms acceptable to the Required Consenting 2029 Holders; provided, however, that the following transactions are not subject to the foregoing consent or approval requirements (collectively, the “Permitted Transactions”): (i) a sale or disposition of assets in a single transaction for aggregate consideration of less than $250,000; and (ii) any Asset Sale that is the subject of an executed definitive agreement as of the RSA effective date. The Company Parties shall give three (3) days’ notice of any Permitted Transactions to the Ad Hoc Group and the Transaction Committee.
Treatment of Claims and Interests
Administrative, Tax, Other Priority and Other Secured Claims	Except to the extent a holder agrees to less favorable treatment, all such Claims shall be paid in full in cash on the Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors, in consultation with the Required Consenting 2029 Holders and the ABL Agent.
ABL Facility Claims	•	Treatment. On the Effective Date, the Reorganized Debtors shall enter into the Restated ABL Credit Facility and each holder of an ABL Facility Claim shall receive its pro rata share of new loans under the Restated ABL Credit Facility, which shall be issued in an amount equal to the allowed ABL Facility Claims.
	•	Voting. Each holder of an ABL Facility Claim will be impaired and entitled to vote to accept or reject the Plan.
2029 Secured Claims	•	Classification: The “2029 Secured Claims” class shall consist of that portion of Claims under the 2029 Credit Agreement and 2029 Indenture that are Secured.[2]

[2]	“Secured” means any Claim to the extent (a) secured by a lien on property in which the Debtor has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a final order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the holder of such Claim in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code or (b) allowed, pursuant to the Plan or a final order of the Bankruptcy Court, as a secured Claim.

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	•	Treatment. On the Effective Date, or as soon as reasonably practicable thereafter, each holder of a 2029 Secured Claim shall receive its pro rata share of (a) the Exit Notes, and (b) the New Common Stock and/or Special Warrants, which New Common Stock (inclusive of the shares issuable upon the full exercise of the Special Warrants), will constitute, in the aggregate, 95% of the New Common Stock issued on the Effective Date, subject to dilution on account of the MIP Equity.
	•	Voting. Each holder of a 2029 Secured Claim shall be impaired and entitled to vote to accept or reject the Plan.
	•	Allowance. The 2029 Secured Claims shall be deemed allowed on the Effective Date in the aggregate amount of $168,579,947 (the “2029 Secured Claim Amount”).
Other Funded Debt Claims	•	Classification. The “Other Funded Debt Claims” class shall consist of (a) all Claims under the 2026 Credit Agreement and 2026 Indenture and (b) that portion of Claims under the 2029 Credit Agreement and 2029 Indenture that are not Secured (the “2029 Deficiency Claims”).
	•	Treatment. On the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Other Funded Debt Claim shall receive its pro rata share of the New Common Stock and/or Special Warrants, which New Common Stock (inclusive of the shares issuable upon the full exercise of the Special Warrants), will constitute, in the aggregate, 5% of the New Common Stock issued on the Effective Date, subject to dilution on account of the MIP Equity; provided, however, that any distributions owing to 2026 Term Loan Lenders shall be turned over to the 2029 Term Loan Lenders and the 2029 Noteholders in accordance with that certain Junior Lien Intercreditor Agreement, dated as of May 2, 2024.
	•	Voting. Each holder of an Other Funded Debt Claim shall be impaired and entitled to vote to accept or reject the Plan.
	•	Allowance. The Other Funded Debt Claims shall be deemed allowed on the Effective Date in the following amounts: (a) the 2026 Debt Claims shall be allowed in the aggregate principal amount of $24,192,471, and (b) the 2029 Deficiency Claims shall be allowed in the aggregate principal amount of $470,321,003.
General Unsecured Claims	•	Treatment. Each holder of a General Unsecured Claim shall be paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim.

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	•	Voting. Unimpaired. Each holder of a General Unsecured Claim will be unimpaired and be conclusively deemed to accept the Plan.
Existing Equity Interests	•	Treatment. On the Effective Date, all Existing Equity Interests will be cancelled and the holders of such interests shall not receive or retain any distribution, property, or other value.
	•	Voting. Impaired. Each holder of Existing Equity Interests will be impaired and be conclusively deemed to reject the Plan.
Intercompany Claims	•	Treatment. All claims against a Debtor held by another Debtor (the “Intercompany Claims”) shall be adjusted, continued, or discharged, as determined by the Debtors, in consultation with the Required Consenting 2029 Holders.
	•	Voting. Unimpaired/Impaired. Each holder of an allowed Intercompany Interest will be deemed to have accepted the Plan or deemed to have rejected the Plan.
Intercompany Interests	•	Treatment. All Intercompany Interests shall be reinstated for administrative convenience or cancelled, as determined by the Debtors in consultation with the Required Consenting 2029 Holders.
	•	Voting. Unimpaired/Impaired. Each holder of an allowed Intercompany Interest will be deemed to have accepted the Plan or deemed to have rejected the Plan.
Other Terms
Governance	•	Transaction Committee. As a condition precedent to the effectiveness of the RSA, the Company Parties shall constitute a committee of the board of directors (the “Transaction Committee”) comprised of three (3) directors, each of whom is an “independent director” under applicable law, exchange rules and the Company’s governance documents, which Transaction Committee shall include (i) one pre-existing independent director selected by the Board and (ii) two (2) new independent directors chosen by the Company from a slate of four nominees[3] proffered by the Required Consenting 2029 Holders (the “New Directors”), one of whom shall be an Industry Director and one of whom shall be a Restructuring Director. The Transaction Committee shall be duly authorized and delegated with authority to assess, review, provide input on negotiations of, and recommend to the full Board (i) any M&A Transactions or Asset Sales (in each case, other than Permitted Transactions), (ii) the incurrence of professional fees and any professional fee budget, (iii) the entry into, termination or amendment of, material contracts, (iv) any additional and/or subsequent financing, and (v) any settlement or material change to the Company’s current legal strategy with respect to any material litigation, (collectively, the “Transaction Committee Matters”). The Transaction Committee’s consent shall be required in connection with the Transaction Committee Matters and the Confirmation Order shall contain a consent right in favor of the Transaction Committee over the Transaction Committee Matters; provided, that the Transaction Committee shall not have authority to enter into any definitive agreements binding the Company (including with respect to any Transaction Committee Matters) without the prior authorization of the full board of directors (the “Board”). The New Directors shall not be on the Board’s Restructuring Committee, which shall be disbanded as a condition precedent of the effectiveness of the RSA. For the avoidance of doubt, the New Directors shall have access to all historical Board and Board committee materials, minutes, and resolutions.

3	The slate of four directors shall be comprised of two directors with media industry expertise (the “Industry Directors”) and two directors with restructuring transaction expertise (the “Restructuring Directors”).

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•

Nielsen Matters. All members of the Board, including the New Directors, shall be permitted to join any Board meeting (including with external counsel) in which the Board and/or management shall discuss or consider the Nielsen Litigation or any material transactions with Nielsen. The management team shall meet with the New Directors within fourteen (14) days of their appointment to the Board to provide background and the current status of the Nielsen Litigation (the “Initial Meeting”). After the Initial Meeting, (i) the full Board shall meet at least once every fourteen (14) days to discuss any updates with respect to the Nielsen Litigation, and (ii) upon the request of the New Directors, management shall meet with the New Directors (and any other Board members wishing to join) at least once per month to provide additional information on the Nielsen Litigation and address questions related thereto.

•	Approval of M&A Transactions or Asset Sales. The Company Parties shall not enter into any M&A Transaction or Asset Sales (other than the Permitted Transactions) without the prior written consent of the Required Consenting 2029 Holders and the Transaction Committee.
•

 The New Board of the Reorganized Company. The board of directors or managers, as applicable, of the Reorganized Company (the “New Board”) shall be determined and selected by the Required Consenting 2029 Holders, in their sole discretion, including with respect to size, composition, and identity of members. The members of the New Board shall be designated by the Required Consenting 2029 Holders following an in-person meeting between the proposed director and the Chief Executive Officer of the Company at a time and location that is convenient to such candidate prior to such designation; provided, however, that such meetings may be conducted via videoconference to the extent necessary to prevent unreasonable delay.

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• The Reorganized Company. The corporate form and jurisdiction of incorporation of the Reorganized Company shall be acceptable to the Required Consenting 2029 Holders. The Reorganized Company shall be a private company (unless otherwise agreed among the Company and the Required Consenting 2029 Holders).
Tax Matters	The parties will work together in good faith and will use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax efficient manner in accordance with Section 5.01(g) and Section 7.01(t) of the RSA.
Management Incentive Plan	On the Effective Date, the Reorganized Company shall adopt a management incentive plan (the “MIP”), which shall reserve 10% of the New Common Stock (the “MIP Equity”), on a fully diluted basis. The material terms and conditions of the MIP shall be fixed by the New Board in its sole discretion, including with respect to the participants, allocation, timing, vesting terms and the form and structure of the options, warrants, and/or equity compensation to be provided thereunder, except as otherwise provided herein (including, for the avoidance of doubt, in the “Employee Matters Term Sheet” which is attached as Exhibit A hereto).
Employment Agreements; Other Employee Matters

All officers and other employees of the Company Parties immediately prior to the Effective Date shall be retained in their existing positions following the Effective Date under their existing employment agreements, or any amended employment agreements pursuant to the Employee Matters Term Sheet, if applicable (the “Existing Employment Agreements”). The Existing Employment Agreements and severance policies, and all employment and service provider, compensation, bonus, retention, equity, benefit, pension and/or welfare plans and similar plans, policies, programs, agreements and arrangements of the Company Parties applicable to the Company Parties’ current or former officers, directors, members, partners, employees, service providers, or retirees (collectively, the “Employment Plans”), shall be maintained, continued in full force and effect, and assumed by the Reorganized Debtors.

Except as otherwise agreed between the Company and the Required Consenting 2029 Holders or as set forth in the Employee Matters Term Sheet, the Existing Employment Agreements and Employment Plans shall be assumed (and as applicable, assigned) to the Reorganized Debtors pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan. All claims arising from the Employment Plans shall be unimpaired.

Definitive Documents	This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the definitive documentation governing the Restructuring Transactions. The documents implementing the Restructuring Transactions shall be consistent with this Restructuring Term Sheet and the RSA, as applicable, and shall be subject to the consent requirements set forth in the RSA (collectively, the “Definitive Documents”).

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Milestones	The Restructuring Transactions shall be effectuated in accordance with the Milestones set forth in the RSA.
Governing Law and Forum	New York governing law and consent to exclusive New York jurisdiction. Notwithstanding the preceding sentence, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with the Restructuring Transactions from and after the Petition Date.
Exemption from SEC Registration	The issuance of all securities in connection with the Plan will be exempt to the extent permitted under section 1145 of the Bankruptcy Code and otherwise pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or Regulation D thereunder.
Conditions Precedent to Consummation of the Plan

The Plan shall contain customary conditions to effectiveness, including, among others conditions precedent in form and substance acceptable to the Company Parties, ABL Agent, and Required Consenting 2029 Holders:

	•	The RSA shall not have been terminated and shall be in full force and effect;
	•	The Plan, and all documentation with respect to the Plan (including all documents contained in any supplement thereto, including any exhibits, schedules, amendments, modifications or supplements thereto), and all other Definitive Documents shall have been executed and/or effectuated, shall be in form and substance consistent with the RSA, including the consent rights provided therein, and any conditions precedent related thereto or contained therein shall have been satisfied and not be subject to any unfulfilled conditions prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived;
•

The Bankruptcy Court shall have entered the Disclosure Statement Order and the Confirmation Order, each in form and substance consistent with the RSA, including the consent rights provided for therein, and the Confirmation Order shall not be stayed, modified, or vacated, and shall not be subject to any pending appeal, and the appeals period for the Confirmation Order shall have expired;

	•	The Company Parties shall have paid or reimbursed all reasonable and documented fees and expenses of the Ad Hoc Group in connection with the Restructuring Transactions, including the reasonable and documented fees and expenses of Ad Hoc Group Professionals (as defined herein) in full in cash;
	•	The New Common Stock to be issued and/or delivered on the Effective Date shall have been validly issued by the Reorganized Company; and
	•	The Company Parties shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, and all applicable regulatory or government imposed waiting periods shall have expired or been terminated.

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Waiver of Conditions Precedent	Any of the foregoing conditions to consummation of the Restructuring Transactions may be waived in writing by the Company Parties, the Required Consenting 2029 Holders and, with respect to any condition precedent that directly affects the rights or releases of the ABL Parties or the ABL Agent, the ABL Agent.
D&O Liability Insurance Policies & Indemnification

The Company Parties shall maintain and continue in full force and effect all insurance policies for directors’, managers’, and officers’ liability (the “D&O Liability Insurance Policies”). All indemnification provisions in existence as of the date of the RSA for current and former directors, managers, officers, employees, members, agents, and partners of the Company Parties (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, the “Indemnification Provisions”) shall be reinstated and remain intact and irrevocable and shall survive the Effective Date.

All claims arising from the D&O Liability Insurance Policies and such Indemnification Provisions shall survive the Effective Date and be unimpaired under the Plan, and the Company Parties shall use reasonable good faith efforts to obtain any insurer consents, if any, required to assume the D&O Liability Insurance Policies.

Releases	The Plan shall include customary releases and exculpations in favor of the Company Parties, Consenting 2029 Holders, the ABL Agent, the ABL Parties, any other parties to the RSA, and each of their respective current and former officers, directors, employees, estate fiduciaries and advisors.
Professional Fees and Expenses	The Company Parties shall pay all reasonable and documented fees and expenses of the Ad Hoc Group in connection with the Restructuring Transactions (including all prior restructuring proposals) on an ongoing basis in full in cash and as of the Effective Date, including the reasonable and documented fees and expenses of (i) Gibson, as counsel to the Ad Hoc Group; (ii) Guggenheim, as financial advisor to the Ad Hoc Group; (iii) any regulatory counsel to the Ad Hoc Group; and (iv) one local counsel retained in connection with the Chapter 11 Cases in any relevant jurisdictions, as applicable (collectively, with any other advisors retained by the Ad Hoc Group with the consent of the Company Parties (not to be unreasonably withheld, conditioned, or delayed), the “Ad Hoc Group Professionals”), regardless of whether the Effective Date occurs.

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Exhibit A

Employee Matters Term Sheet

Assumption of Employment Agreements and Employment Plans	Except as set forth herein, the Reorganized Debtors shall assume all Employment Agreements and Employment Plans on the Effective Date
Amended CEO Employment Agreement

•     On the Confirmation Date, the Company shall enter into an amended employment agreement with Mary Berner (the “Amended CEO Agreement”), which shall make the following amendments to her existing employment agreement:

•    Base Salary shall be reduced from $1,450,000 to $1,250,000

•    Annual Target Bonus shall be reduced from $1,450,000 to $1,250,000, and shall be capped at 200% of Base Salary;

•    Severance paid in lump sum, subject to compliance with Section 409A of the Tax Code

•    The severance multiple for a non-change in control severance event shall be changed from 1.5x to 1.75x

•    The severance multiple for a change in control severance event shall be changed from 2.5x to 2.25x

•    The following new provisions shall be added:

•    The CEO shall forfeit all amounts and entitlements previously awarded under the Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan (as amended and restated effective April 26, 2023, and hereinafter, the “LTI Plan”);

•     The New Board shall, in good faith, allocate, grant and issue awards under the MIP to the CEO within 90 days following the Effective Date (the “CEO MIP Allocation”). If CEO elects not to accept the CEO MIP Allocation approved by the New Board, the CEO shall have “Good Reason” to resign upon written notice to the Company (a “MIP Resignation”).

•     A MIP Resignation shall constitute a “Good Reason” termination for all purposes under the Amended CEO Agreement, the MIP and any other applicable equity or incentive arrangements; provided, however, that the severance multiple applicable to the CEO upon a MIP Resignation shall be 1.0x. A Good Reason termination for other reasons shall have the multiple set forth above.

•     No other changes shall be made to the CEO’s current employment agreement.

•     Pursuant to the Confirmation Order, and as part of an integrated settlement of all issues and disputes addressed in the Plan pursuant to Bankruptcy Rule 9019, the Debtors shall assume the Amended CEO Agreement.

Amended CFO Employment Agreement

• On the Confirmation Date, the Company shall enter into an amended employment agreement with Frank Lopez-Balboa (the “Amended CFO Agreement”), which shall make the following amendments to his existing employment agreement:

• Base Salary shall be reduced from $800,000 to $700,000

• Annual Target Bonus shall be reduced from $800,000 to $700,000, and shall be capped at 200% of Base Salary

• Severance payable in lump sum, subject to compliance with Section 409A of the Tax Code

• The severance multiple for a non-change in control severance event shall be changed from 1.5x to 1.0x

• The severance multiple for a change in control severance event shall be changed from 2.0x to 1.5x

• The following new provisions shall be added:

• The CFO shall forfeit all amounts and entitlements previously awarded under the LTI Plan.

• No other changes shall be made to the CFO’s current employment agreement.

• Pursuant to the Confirmation Order, and as part of an integrated settlement of all issues and disputes addressed in the Plan pursuant to Bankruptcy Rule 9019, the Debtors shall assume the Amended CFO Agreement

MIP Requirements

• MIP Pool: 10% of New Common Stock, on a fully diluted basis (the “MIP Pool”), shall be reserved for issuance of awards under the MIP to employees of Reorganized Debtors and to independent members of the CMI board of directors (the “Board”), as determined in good faith by the New Board

• MIP Allocation: The New Board, in consultation with the CEO, shall in good faith allocate, grant and issue a portion of the MIP Pool within 90 days of the Effective Date. If the New Board’s allocation and grant (including the form and terms of such award) of the MIP Pool does not occur within 90 days of the Effective Date, then each existing employee participant in the LTI Plan shall have “Good Reason” to resign from employment and receive their existing contractual cash severance entitlements

Exhibit B

Exit Facilities Collateral Description

Secured Debt	Collateral Description
Restated ABL Credit Facility	As set forth in the ABL Commitment Letter and ABL Term Sheet, the Restated ABL Credit Facility shall be secured by first-priority liens and security on all present and after acquired property (whether tangible, intangible, real, personal or mixed) of the Reorganized Debtors, wherever located, upon which a lien is granted and created under any Security Document (the “ABL Collateral”); provided, however, that the Restated ABL Credit Facility and the Exit Notes shall be secured on a pari passu basis by a first-priority lien on the equity of the ultimate parent of the Reorganized Company and any other assets as mutually agreed by the ABL Agent and the Required 2029 Consenting Holders (such assets, the “Shared First Lien Collateral”); provided further, that pursuant to an intercreditor agreement in form and content satisfactory to Fifth Third, the holders of the Exit Notes will be subject to a customary 180 day standstill period before they are entitled to exercise any remedies against the Shared First Lien Collateral.
Exit Notes	The Exit Notes shall be secured by second-priority liens and security on ABL Collateral that are junior in all respects to the liens securing the Restated ABL Credit Facility; provided, however, that the Restated ABL Credit Facility and the Exit Notes shall be secured on a pari passu basis by a first-priority lien on Shared First Lien Collateral; provided further, that pursuant to an intercreditor agreement in form and content satisfactory to Fifth Third and the Required Consenting 2029 Holders, the holders of the Exit Notes will be subject to a customary 180 day standstill period before they are entitled to exercise any remedies against the Shared First Lien Collateral.

Exhibit B

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 4, 2026 (the “Agreement”)1 by and among Cumulus Media Inc., the other Company Parties, and the Consenting 2029 Holders party thereto, and agrees to be bound by the terms and conditions of the Agreement as a Consenting 2029 Term Loan Lender or a Consenting 2029 Noteholder and shall be deemed a “Consenting 2029 Holder” and a “Party” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of this Form of Joinder and any further date specified in the Agreement.

The Joinder Party shall deliver an executed copy of this joinder agreement (the “Joinder”) and provide notice to the Parties consistent with Section 15.10 of the Agreement.

This Joinder shall be governed by the governing law set forth in the Agreement.

[Remainder of Page Intentionally Left Blank]

1 Capitalized terms not used but not otherwise defined in this joinder shall have the meanings ascribed to such terms in the Agreement.

Execution

Date Executed:

[JOINDER PARTY]

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2029 Term Loan Claims
2029 Notes Claims
Interests in the Company
Other Disclosable Economic Interests

Execution

Exhibit C

Form of Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 4, 2026 (the “Agreement”)1 by and among Cumulus Media Inc., the other Company Parties, and the Consenting 2029 Holders party thereto, and agrees to be bound by the terms and conditions of the Agreement as a Consenting 2029 Term Loan Lender or a Consenting 2029 Noteholder, as applicable, and shall be deemed a “Consenting 2029 Holder” and a “Party” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of the Transfer, including the agreement to be bound by the vote of the transferor if such vote was cast before the effectiveness of the Transfer discussed in this Transfer Agreement.

The Transferee shall deliver an executed copy of this Transfer Agreement and provide notice to the Parties consistent with Section 15.10 of the Agreement.

This Transfer Agreement shall be governed by the governing law set forth in the Agreement.

[Remainder of Page Intentionally Left Blank]

1 Capitalized terms not used but not otherwise defined in this joinder shall have the meanings ascribed to such terms in the Agreement.

Execution

Date Executed:

[TRANSFEREE]

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2029 Term Loan Claims
2029 Notes Claims
Interests in the Company
Other Disclosable Economic Interests